Form 10-K, Exhibit 13
period 2000-12-31
SWITCHBOARD INC
filed 2001-04-02
CIK 1085223

                                                                    Exhibit 13.1
                                                                    ------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

  You should read the following discussion together with the condensed statements and related notes appearing elsewhere in this annual report. This Item contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from those included in such forward-looking statements. Factors which could cause actual results to differ materially include those set forth under "Factors Affecting Operating Results, Business Prospects and Market Price of Stock", as well as those otherwise discussed in this section and elsewhere in this annual report. See "Forward Looking Statements."

OVERVIEW

  Since commencing operations in February 1996, we have derived our revenue principally from the sale of national advertising. We have also derived revenue from merchant services, as well as from the licensing of our directory technology, content, and related services to third party Web sites, which we refer to as syndication.

  Our advertising revenue is derived from banner advertisements, sponsorships, direct electronic mail-based promotions, and other forms of national advertising that are sold on either a fixed fee, cost per thousand impressions, cost per click basis or cost per action basis. We recognize revenue from national advertising upon delivery of services. During 2000, approximately 58% of our revenue was derived from the sale of national advertising. We expect that our advertising revenue will decrease as a percentage of total revenue during 2001.

  We also derive revenue from various syndication and licensing agreements with customers which typically involve engineering work to integrate our products and services with a customer's site and brand, as well as license fees. We recognize these fees and related costs under these agreements ratably over the term of the contract. During 2000, approximately 17% of our revenue was derived from syndication and licensing. We expect that our syndication and licensing revenue will increase as a percentage of total revenue during 2001.

  We also generate revenue from merchant services in which we build Web sites for local merchants, run trademark and display ads in our yellow pages directory, host Web sites on our servers, and send related direct electronic mail-based electronic promotions. Our merchant services program is aimed at companies that have existing relationships with small businesses in order to sell our Web site creation, hosting, and advertising services to local merchants. We recognize revenue from the creation and hosting of display ads and Web sites on a monthly basis as services are provided. We recognize revenue from direct electronic mail-based promotions in the period in which the service is provided. During 2000, approximately 25% of our revenue was derived from merchant services. We expect that our merchant services revenue will increase as a percentage of total revenue during 2001.

  Our cost of revenue consists primarily of expenses paid to third parties under data licensing agreements, as well as other direct expenses incurred to maintain the operations of our Web site. These direct expenses consist of data communications expenses related to Internet connectivity charges, salaries and benefits for operations personnel, equipment costs and related depreciation, and costs of running our data centers, which include rent and utilities. We anticipate that our cost of revenue will increase in absolute dollars in the future as a result of hiring additional employees and purchasing additional equipment and outside services. Cost of revenue as a percentage of revenue has varied in the past, primarily as a result of fluctuations in our Web site traffic, resulting in associated changes in variable costs and, to a lesser extent, the cost of third-party content and technology, as well as the amount of revenue recognized in the period.

  Our sales and marketing expense consists primarily of costs associated with Web site promotion, third-party revenue share costs, advertising and creative production expenses, employee salaries and benefits, public relations, market research and a pro rata share of occupancy and information system expenses. We expect sales and marketing expense to increase in absolute dollars as we continue to expand our marketing programs and incur advertising expenditures associated with our Viacom Inc. (formerly CBS) related promotion and associated CBS branding, carriage fees, and other marketing expenses associated with building our merchant services program. We expect to record the net present value of our $95.0 million of advertising and promotion services originally received from Viacom as sales and marketing expense through June 2006. As of December 31, 2000, we have a remaining balance of $54.2 million at net present value to be recorded as expense.

  Our product development expense consists primarily of employee salaries and benefits, fees for outside consultants, and related costs associated with the development of new services and features on our Web site, the enhancement of existing products, quality assurance, testing, and documentation and a portion of occupancy and information system expenses based on employee headcount. We expect product development expense to increase in absolute dollars in the future as we maintain and upgrade our Web site, develop new directory technology, and introduce new services and enhancements to our local merchants.

  Our general and administrative expense consists primarily of employee salaries and benefits and other personnel-related costs for executive and financial personnel, as well as legal, accounting and insurance costs, and a share of occupancy and information system expenses based on employee headcount. We expect that our general and administrative expense will increase in absolute dollars as we continue to expand our staffing to support growing operations and facilities, and incur expenses relating to our responsibilities as a public company.

  Our amortization of goodwill and intangibles consists of the amortization of goodwill resulting from our acquisition of Envenue Inc. in November 2000, and the amortization of the value of stock we issued to America Online, Inc., a subsidiary of AOL Time Warner, Inc., in December 2000. We expect that our amortization of goodwill and intangibles will increase in absolute dollars in the future, as we continue to amortize the value of these intangible assets.

  We have experienced substantial net losses since our inception. As of December 31, 2000, we had an accumulated deficit of $38.0 million. These net losses and accumulated deficit resulted from our lack of substantial revenue and the significant costs incurred in the development of our Web site and the establishment of our corporate infrastructure and organization. To date, we have made no provision for income taxes. We expect to increase our expenditures in all areas in order to execute our business plan, particularly in sales and marketing and in product development.

  SIGNIFICANT TRANSACTIONS

  In December 2000, we entered into a new directory and local advertising platform services agreement with AOL, to develop a new directory and local advertising platform and product set to be featured across specified AOL properties. We will share with AOL specified directory advertisement revenue during the term of the directory agreement. In general, we will receive a majority of the first $35.0 million of such directory advertisement revenue, and we will receive a lesser share of any additional directory advertisement revenue. We paid AOL $13.0 million at the signing of the directory agreement and, under the terms of the directory agreement, will pay to AOL a total of an additional $13.0 million under a schedule that shall end no later than March 11, 2002. These amounts will be recorded as sales and marketing expenses over the estimated life of the agreement. AOL has committed to pay us at least $2.0 million in consulting or service fees. The directory agreement has an initial term of four years, which term is subject to earlier termination upon the occurrence of specified events, including, without limitation (a) after 24 months and again after 36 months if specified revenue targets have not been achieved and neither party has made additional payments to the other to prevent such termination, (b) if we are acquired by one of certain third parties, or (c) if AOL acquires one of certain third parties, and AOL pays us a termination fee of $25.0 million.

  In connection with entering into the directory agreement, we issued to AOL 746,260 shares of our common stock, and agreed to issue to AOL an additional 746,260 shares of common stock if the directory agreement continues after two years and further 746,260 shares of common stock if the directory agreement continues after three years. The value of the shares issued to AOL is being amortized over a period of four years as amortization of goodwill and intangibles. If we renew the directory agreement with AOL for at least an additional four years after the initial term, we agreed to issue to AOL a warrant to purchase up to 721,385 shares of common stock at a per share purchase price of $4.32.

  In November 2000, we acquired Envenue, Inc., a provider of advanced wireless product searching technologies designed to drive leads to traditional retailers. The transaction was accounted for as a purchase. The total purchase price included consideration of $2.0 million in cash to be paid on or before May 24, 2002, and $37,573 in recorded value of stock options to purchase 10,200 shares of our common stock issued to non-employees. There is also an 18 month earn-out of up to $2.0 million contingent on performance to be paid on or before July 8, 2002. Goodwill, which represents the excess of the purchase price over the fair value of the underlying net identifiable assets, is being amortized on a straight-line basis over its estimated useful life of five years. Any additional cash paid pursuant to the $2.0 million, 18 month contingent performance earn-out will be recorded as additional goodwill and amortized over the asset's remaining useful life.


RESULTS OF OPERATIONS

  Revenue

  Revenue increased 144.6% to $20.3 million in 2000, compared with $8.3 million in 1999 and $6.5 million in 1998. The increase in revenue consisted primarily of increases in national advertising revenue, merchant services revenue and syndication and licensing revenue.

  National advertising revenue increased 210.3% to $11.6 million for 2000, compared with $3.7 million in 1999 and $4.0 million in 1998. The increase in national advertising revenue in 2000 was primarily due to increases in both utilization of and traffic to our Web site. The decrease in national advertising revenue in 1999 was primarily due to the termination of a former marketing agreement with AOL. Merchant services revenue increased 197.5% to $5.2 million in 2000, compared with $1.7 million in 1999 and none in 1998. The increases in merchant services revenue were due to increased membership in our local merchant networks, as well as revenue attributable to additional services offered to existing local merchants. Syndication and licensing revenue increased 24.9% to $3.5 million in 2000, compared with $2.8 million in 1999 and $2.5 million in 1998. The increases in syndication and licensing revenue were due to new customer agreements.

  We expect that merchant services and syndication and licensing revenues will increase as a percentage of total revenue in 2001, while revenue from national advertising will decline as a percentage of total revenue. Revenue from concurrent transactions, in which we received promotion or marketing assets in exchange for promotion on our Web site and inclusion in e-mail distributions to our user base, was 11.6% of total revenue in 2000. There was no revenue generated from concurrent transactions in 1999 and 1998. In the year ended December 31, 2000, one customer accounted for 15.8% of revenue. In the year ended December 31, 1999, one customer accounted for 22.7% of revenue. In the year ended December 31, 1998, three customers accounted for 11.9%, 10.5%, and 10.2% of revenue, respectively.

  COST OF REVENUE.

  Cost of revenue increased 105.6% to $4.0 million in 2000, compared with $2.0 million in 1999 and $1.3 million in 1998. The increase in cost of revenue in 2000 was due primarily to increases in Web service fees in connection with our merchant services program, amortization of deferred project costs, data communication fees, amortization of software licenses, and data licensing fees. The increase in cost of revenue in 1999 was primarily due to increases in Web site service fees in connection with our merchant services program and amortization of software licenses.

  GROSS PROFIT.

  Gross profit in 2000 was 80.1% or $16.3 million, compared with 76.3%, or $6.3 million, in 1999 and 80.0%, or $5.2 million, in 1998. The increases in gross profit dollars in 2000 and 1999 were primarily due to overall increases in revenue, offset in part by an increase in variable costs.

  SALES AND MARKETING.

  Sales and marketing expense increased 163.4% to $29.6 million in 2000, compared with $11.2 million in 1999 and $5.9 million in 1998. The increase in 2000 was primarily related to increases in CBS advertising, merchant services program expenses, and employee salaries and benefits. The increase in 1999 was primarily related to increases in CBS advertising, merchant services program expenses, and employee salaries and benefits, offset in part by a decrease in other advertising expenses. As a percentage of revenue, sales and marketing expenses were 145.7% for 2000, 135.3% for 1999, and 89.8% for 1998.

  PRODUCT DEVELOPMENT.

  Product development expense increased 80.6% to $3.5 million in 2000, compared with $1.9 million in 1999 and $3.2 million in 1998. The increase in 2000 was due primarily to increases in salaries and benefits associated with new personnel, outside consulting expenses, and depreciation expense. The decrease in product development expense in 1999 was due primarily to expenses incurred related to our purchase of the Maps On Us technology in 1998. As a percentage of revenue, product development expenses were 17.1% for 2000, 23.2% for 1999, and 48.8% for 1998.

  GENERAL AND ADMINISTRATIVE.

  General and administrative expense increased 92.4% to $3.5 million in 2000, compared with $1.8 million in 1999 and $1.1 million in 1998. The increase in 2000 was due primarily to increases in salaries and benefits associated with new personnel, the allowance for doubtful accounts related to the increase in revenue, insurance expense, and additional travel expenses resulting from new personnel. The increase in 1999 was due primarily to increases in salaries and benefits associated with new personnel, recruiting resulting from executive level hiring activities, and professional service expenses, offset in part by a decrease in allowances for doubtful accounts. As a percentage of revenue, general and administrative expenses were 17.3% for 2000, 22.0% for 1999, and 17.3% for 1998.

  AMORTIZATION OF GOODWILL AND INTANGIBLES.

  Amortization of goodwill and intangibles increased to $91,000 for 2000. There was no amortization of goodwill and intangibles incurred in 1999 and 1998. The increase was the result of amortization of goodwill resulting from our purchase of Envenue in November 2000, as well as amortization of the value of stock issued to AOL related to the directory services agreement we entered into with AOL in December 2000.

  OTHER INCOME (EXPENSE).

  Other income increased to $3.4 million in 2000 from other expense of $149,000 in 1999 and the other expense of $404,000 in 1998. The increase in 2000 was primarily due to the interest income earned on the net proceeds from our initial public offering completed on March 7, 2000. The decrease in other expenses in 1999 was due primarily to interest income earned on the net proceeds from the $5.0 million in cash paid to us by CBS in June 1999, as well as a decrease in interest expense.

  NET LOSS.

  Our net loss increased to $17.0 million in 2000, from $8.8 million in 1999 and $5.4 million in 1998. As of December 31, 2000, our accumulated deficit totaled $38.0 million.


LIQUIDITY AND CAPITAL RESOURCES

  As of December 31, 2000, we had cash and cash equivalents totaling $18.8 million. We also had short term investments valued at $52.0 million.

  Net cash used for operating activities for 2000 was $18.4 million, primarily due to a net loss of $17.0 million, a $6.5 million prepayment related to a directory agreement, $6.0 million in other assets related to our directory agreement with AOL, and an other than temporary increase in accounts receivable of $4.6 million, offset in part by non-cash CBS advertising of $11.8 million, depreciation and amortization of $1.3 million, an other-than-temporary unrealized loss on investment of $714,000, expenses related to warrant grants of $552,000, provision for doubtful accounts of $509,000, and an increase in accounts payable of $501,000.

  Net cash used for investing activities for 2000 was $52.7 million. Investing activities for the period were primarily related to net purchases of short term investments of $51.6 million and $1.0 million in purchases of property and equipment.

  Net cash provided by financing activities for 2000 was $86.3 million, primarily due to the net proceeds received as a result of our initial public offering of $86.9 million, offset in part by payments made on notes payable of $628,000.

  Since our inception, we have significantly increased our operating expenses. We anticipate that we will continue to experience significant increases in our operating expenses through at least 2001, and that our operating expenses and capital expenditures will constitute a material use of our cash resources. We expect to incur significant expense increases as we attempt to brand our name and increase the traffic to our Web site. These increases are expected to result from substantial advertising expenses and increased marketing expenses associated with merchant services in excess of non-cash CBS advertising. Additionally, we expect to add personnel in all departments, which will increase salaries and benefits and other personnel-related expenses. In addition, we may utilize cash resources to fund acquisitions or investments in businesses, technologies, products or services that are strategic or complementary to our business. Due to the fact that our primary marketing expense will be the use of our non-cash CBS-related advertising, we believe that the funds currently available will be sufficient to meet our anticipated cash requirements to fund operations for at least the next 12 months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities, or obtain credit facilities. However, there can be no assurance that we would be successful in obtaining this additional funding on terms acceptable to us or at all. The issuance of additional equity or convertible debt securities could result in additional dilution to our stockholders.

MARKET RISK

  We are exposed to financial market risks, including changes in interest rates. We typically do not attempt to reduce or eliminate our market exposures on our investment securities because the majority of our investments are short-term. We do not have any derivative instruments.

  The fair value of our investment portfolio or related income would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due mainly to the short-term nature of the major portion of our investment portfolio.

  All the potential changes noted above are based on sensitivity analysis performed on our balances as of December 31, 2000.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

FACTORS AFFECTING OPERATING RESULTS, BUSINESS PROSPECTS AND MARKET PRICE OF
STOCK

  We caution you that the following important factors, among others, in the future could cause our actual results to differ materially from those expressed in forward-looking statements made by or on behalf of Switchboard in filings with the Securities and Exchange Commission, press releases, communications with investors, and oral statements. Any or all of our forward-looking statements in this Quarterly Report on Form 10-Q, and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in the discussion below will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make in our reports filed with the Securities and Exchange Commission.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF INCURRING NET LOSSES, WE EXPECT OUR NET LOSSES TO CONTINUE AS A RESULT OF PLANNED INCREASES IN OPERATING EXPENSES AND WE MAY NEVER ACHIEVE PROFITABILITY

  We have incurred significant net losses in each fiscal quarter since our inception. From inception to December 31, 2000, we have incurred net losses totaling $38.0 million. We expect to continue to incur net losses and negative cash flows for the year ending December 31, 2001 because we intend to increase operating expenses to develop the Switchboard brand through marketing, promotion, and enhancement, and to expand our services. As a result of this expected increase in operating expenses, we will need to generate significant additional revenue to achieve profitability. It is possible that we may never achieve profitability and, even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. If we do not achieve sustained profitability, we will be unable to continue our operations.

OUR LIMITED OPERATING HISTORY AS A STAND-ALONE COMPANY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND OUR ABILITY TO ADDRESS THE RISKS AND UNCERTAINTIES THAT WE FACE

  We have only a limited operating history on which you can evaluate our business and prospects. Since commencing operations in 1996 and prior to our initial public offering, we had been a subsidiary of ePresence, formerly known as Banyan Worldwide. Consequently, we have a limited operating history as a stand-alone company and limited experience in addressing various business challenges without the support of a corporate parent. We may not successfully address the risks and uncertainties which confront stand-alone companies, particularly companies in new and rapidly evolving markets such as ours.

OUR QUARTERLY RESULTS OF OPERATIONS ARE LIKELY TO FLUCTUATE AND, AS A RESULT, WE MAY FAIL TO MEET THE EXPECTATIONS OF OUR INVESTORS AND SECURITIES ANALYSTS, WHICH MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

  Our quarterly revenue and results of operations are volatile and are particularly difficult to predict. Our quarterly results of operations have fluctuated significantly in the past and are likely to fluctuate significantly from quarter to quarter in the future. We do not believe that period-to-period comparisons of our results of operations are necessarily meaningful and you should not rely upon these comparisons as indicators of our future performance.

 Factors that may cause our results of operations to fluctuate include:

 .  the addition or loss of relationships with third parties that are our source of new merchants or that license our services for use on their own Web sites; . our ability to attract and retain consumers, local merchants, and national advertisers to our Web site;
 . the amount and timing of expenditures for expansion of our operations, including the hiring of new employees, capital expenditures, and related costs;
 .  technical difficulties or failures affecting our systems or the Internet in general;
 .  the cost of acquiring, and the availability of, content, including directory information and maps; and
 . the fact that our expenses are partially based on our expectations regarding future revenue and are largely fixed in nature, particularly in the short term.

  As a result of these factors, results in any future quarter may be below the expectations of securities analysts or investors. If so, the market price of our common stock may decline significantly.

OUR BUSINESS MODEL WILL FAIL IF OUR OPERATIONS ARE UNABLE TO GENERATE SUFFICIENT REVENUE TO COVER THE COST OF THE CONTENT AND SERVICES WE PROVIDE TO CONSUMERS AT NO CHARGE

  Our model for conducting business is unproven and may not succeed. Because we provide many services on our Web site to consumers at no charge, our business model depends upon our ability to generate revenue from:

 .  Internet advertising and sponsorships fees;
 . licensing of our services to third parties for use on their Web sites; and . Web site design, construction, hosting, and enhancement services provided to local merchants.

We may not be able to generate sufficient revenue to cover the cost of the content and services that we provide to consumers at no charge.

WE NEED TO DEVELOP THE SWITCHBOARD BRAND TO ATTRACT USERS TO OUR WEB SITE, WHICH WILL BE COSTLY AND MAY NOT GENERATE REVENUE

  Building recognition of our brand is critical to attracting and expanding our user base. We are pursuing an aggressive brand-building strategy and, if this strategy is unsuccessful, we may never cover our costs. In addition to the advertising and promotion available to us from Viacom, we intend to continue to incur significant additional expenditures for future advertising and promotional programs and activities. We may find it necessary to accelerate expenditures on our sales and marketing efforts or otherwise increase our financial commitment to creating and maintaining brand awareness among potential users. In addition, even if awareness of our brand increases, the number of new users of our Web site may not increase or result in increased revenue.

IF THE DISTRIBUTION AGREEMENT WE ENTERED INTO WITH AMERICA ONLINE, INC., A SUBSIDIARY OF AOL TIME WARNER, INC., IS NOT SUCCESSFUL, IT COULD HAVE A MATERIALLY NEGATIVE AFFECT ON OUR RESULTS OF OPERATIONS

The distribution agreement we entered into with AOL may not generate anticipated revenues or other benefits, or may be prematurely terminated or otherwise fail to be successful. Local merchants may not view the alliance as an effective advertising vehicle for their products and services. Even if the distribution agreement is not successful, AOL may not have to return any of the consideration, including cash and stock, which we have paid to AOL, and we may have continuing license and other obligations to AOL, under the agreement.

IF OUR RELATIONSHIP WITH VIACOM DOES NOT FOR ANY REASON RESULT IN POSITIVE ASSOCIATION WITH THE SWITCHBOARD BRAND, OUR BRAND COULD BE DAMAGED

  We use the "CBS" trademark and "eye" device under a license agreement with Viacom, which we entered into in June 1999. Therefore, we have limited experience integrating CBS's trademarks into our effort to build our brand. While CBS's trademarks are well-recognized, we cannot be certain that our use of these trademarks will increase awareness of or preference for the Switchboard brand due to our limited experience in using them and the potential for confusion between Viacom's businesses and our business. In addition, Viacom licenses the use of CBS trademarks to other companies, some of whom have unproven business plans in competitive markets. If Viacom or any of these companies experiences business difficulties or conducts activities which damage the CBS brand, the Switchboard brand could be damaged.

WE DEPEND ON STRATEGIC ALLIANCES WITH THIRD PARTIES TO GROW OUR BUSINESS AND OUR BUSINESS MAY NOT GROW IF THE STRATEGIC ALLIANCES UPON WHICH WE DEPEND FAIL TO PRODUCE THE EXPECTED BENEFITS OR ARE TERMINATED

  Our business depends upon our ability to maintain and benefit from our existing strategic alliances and to establish additional strategic alliances. In addition to our relationships with Viacom and AOL and our existing relationships with merchant aggregators, we have entered into relationships with syndication customers and third-party content providers. These parties may not perform their contractual obligations to us and, if they do not, we may not be able to require them to do so. Some of our strategic relationships may be terminated by either party on short notice.

  Our strategic relationships are in early stages of development. These relationships may not provide us benefits that outweigh the costs of the relationships. If any strategic partner demands a greater portion of revenue or requires us to make payments for access to its Web site, we may need to terminate or refuse to renew that relationship, even if it had been previously profitable or otherwise beneficial. In addition, if we lose a significant strategic ally, we may be unable to replace that relationship with other strategic relationships with comparable revenue potential, content or user demographics.

IF WE DO NOT ENTER INTO AND MAINTAIN RELATIONSHIPS WITH MERCHANT AGGREGATORS, OUR ABILITY TO ATTRACT NEW LOCAL MERCHANT CUSTOMERS AND TO DELIVER SERVICES TO CURRENT LOCAL MERCHANT CUSTOMERS WOULD BE IMPEDED

  For our business to be successful, we must expand our merchant services program and generate significant revenue from that program. The success of our merchant services program depends in substantial part upon our ability to access a broad base of local merchants. The local merchant base is highly fragmented. Local merchants are difficult to contact efficiently and cost-effectively. Consequently, we depend on merchant aggregators to provide us with local merchant contacts and to provide billing and other administrative services relating to our local merchant services. The termination of any strategic relationship with a merchant aggregator would significantly impair our ability to attract potential local merchant customers and deliver our local merchant services to our current customers. Furthermore, we cannot be certain that we will be able to develop or maintain relationships with new merchant aggregators on terms acceptable to us or at all.

IF WE CANNOT DEMONSTRATE THE VALUE OF OUR LOCAL MERCHANT SERVICES, LOCAL MERCHANT CUSTOMERS MAY STOP USING OUR SERVICES, WHICH COULD REDUCE OUR REVENUE

  We may be unable to demonstrate to our local merchant customers the value of our local merchant services. If local merchants cancel our services, which are generally provided on a month-to-month basis, our revenue could decline and we may need to incur additional expenditures to obtain new local merchant customers. We do not presently provide our local merchant customers with data demonstrating the number of leads generated by our local merchant services. Other forms of advertising available to local merchants provide local merchants with tangible evidence, such as a coupon, of a lead resulting from their advertising efforts. Regardless of whether our local merchant services effectively produce leads, our local merchant customers may not know the source of the leads and may cancel our local merchant services.

THE ATTRACTIVENESS OF OUR SERVICES WOULD DIMINISH IF WE ARE NOT ABLE TO LICENSE ACCURATE DATABASE INFORMATION FROM THIRD-PARTY CONTENT PROVIDERS

  We principally rely upon single third-party sources to provide us with our business and residential listings data, e-mail data, and mapping data. The loss of any one of these sources or the inability of any of these sources to collect their data could significantly and adversely affect our ability to provide information to consumers. Although other sources of database information exist, we may not be able to integrate data from these sources into our database systems in a timely, cost-effective manner, or without an inordinate expenditure of internal engineering resources. Other sources of data may not be offered on terms acceptable to us. Moreover, the rapid consolidation being experienced by Internet-related businesses could reduce the number of content providers with which we could form relationships.

  We typically license information under arrangements that require us to pay royalties or other fees for the use of the content. In the future, some of our content providers may demand a greater portion of advertising revenue or increase the fees that they charge us for their content. If we fail to enter into and maintain satisfactory arrangements with existing or substitute content providers, we may be unable to continue to provide our services.

  The success of our business depends on the quality of our services and the quality is substantially dependent on the accuracy of data we license from third parties. Any failure to maintain accurate data could impair the reputation of our brand and our services, reduce the volume of users attracted to our Web site, and diminish the attractiveness of our service offerings to our strategic partners, advertisers and content providers.

OUR RELIANCE UPON ADVERTISING REVENUE EXPOSES US TO COMPETITIVE PRICING PRESSURES AND MAY REQUIRE US TO PROVIDE ADVERTISING AT NO CHARGE IF WE DO NOT MEET MINIMUM GUARANTEES

  We typically sell advertisements under agreements with terms of less than six months. These short-term agreements expose us to competitive pricing pressures and potentially severe fluctuations in our results of operations. As the Internet advertising market evolves, advertisers are becoming increasingly demanding in terms of their expectations for results and returns from their advertising expenditures. These increasing demands exacerbate the other competitive pressures we experience. In addition, our advertising agreements often contain guarantees by us of a minimum number of impressions or click-throughs by Web users. If we fail to meet these guarantees, we are required to provide our advertising customers with advertising at no charge until the guarantees are met.

IF WE DO NOT ATTRACT A LARGE NUMBER OF USERS TO OUR WEB SITE WHO HAVE DEMOGRAPHIC CHARACTERISTICS THAT ARE ATTRACTIVE TO ADVERTISERS, THE ADVERTISING REVENUE ON WHICH WE RELY WILL SUBSTANTIALLY DECLINE

  We have derived a substantial portion of our revenue from the sale of advertisements and sponsorships. If we are unable to remain an attractive medium for advertising, our revenue will substantially decline. Our ability to remain an attractive medium for advertising will depend upon a number of factors, including, the acceptance of our services by a large number of users who have demographic characteristics that are attractive to advertisers.

WE RELY ON A SMALL NUMBER OF ADVERTISING, SYNDICATION, AND MERCHANT AGGREGATION CUSTOMERS, THE LOSS OF WHOM MAY SUBSTANTIALLY REDUCE OUR REVENUE

  We derive a substantial portion of our revenue from a small number of advertising, syndication, and merchant aggregation customers. For the year ended December 31, 2000, revenue derived from our top ten customers accounted for approximately 50.2% of our total revenue. Consequently, our revenue may substantially decline if we lose any of these customers. We anticipate that our future results of operations will continue to depend to a significant extent upon revenue from a small number of customers. In addition, we anticipate that the identity of those customers will change over time.

IF WE DO NOT INTRODUCE NEW OR ENHANCED SERVICES ON OUR WEB SITE, WE MAY BE UNABLE TO ATTRACT AND RETAIN CONSUMERS, LOCAL MERCHANTS, AND ADVERTISERS, WHICH WOULD SIGNIFICANTLY IMPEDE OUR ABILITY TO GENERATE REVENUE

  We need to introduce new or enhanced services to attract and retain local merchants to our services, attract more consumers and advertisers to our Web site, and respond to competition. Our industry has been characterized by rapid technological change, changes in user and customer requirements and preferences, and frequent new product and service introductions embodying new technologies. These changes could render our Web site, technology, and systems obsolete. If we do not periodically enhance our existing services, develop new services and technologies that address sophisticated and varied consumer needs, respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis, and address evolving customer preferences, our services may not be attractive to consumers, local merchants and advertisers, which would significantly impede our revenue growth. Any new product or service introduction not favorably received could damage our reputation and our brand. We may also experience difficulties that could delay or prevent us from introducing new services.

OUR BUSINESS WILL SUFFER IF WE LOSE THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER OR FOUNDER.

  Our future success depends to a significant extent on the continued services and effective working relationships of our senior management and other key personnel, including Douglas Greenlaw, our Chief

Executive Officer, and Dean Polnerow, our founder and President. Our business will suffer if we lose the services of Mr. Greenlaw, Mr. Polnerow, or other key personnel.

IF WE ARE NOT ABLE TO ATTRACT AND RETAIN HIGHLY SKILLED MANAGERIAL AND TECHNICAL PERSONNEL WITH INTERNET EXPERIENCE, WE MAY NOT BE ABLE TO IMPLEMENT SUCCESSFULLY OUR BUSINESS MODEL

  We believe that our management must be able to act decisively to apply and adapt our business model in the rapidly changing Internet markets in which we compete. In addition, we rely upon our technical employees to develop and maintain much of the technology used to provide our services. Consequently, we believe that our success depends largely on our ability to attract and retain highly skilled managerial and technical personnel. The industry in which we compete has a high level of employee turnover. We may not be able to hire or retain the necessary personnel to implement our business strategy. In addition, we may need to pay higher compensation for employees than we currently expect. Individuals with the skills we require, particularly with Internet experience, are in very short supply. Competition to hire from this limited pool is intense.

IF WE DO NOT IMPROVE OUR MANAGEMENT, FINANCIAL AND INFORMATION SYSTEMS, AND CONTROLS, WE MAY FAIL TO PROPERLY MANAGE OUR GROWTH, WHICH WOULD STRAIN OUR RESOURCES AND COULD IMPEDE FURTHER GROWTH

  We have significantly expanded our operations and must expand further if we are to be successful in building our business. Our growth has placed, and will continue to place, a significant strain on our management, operating and financial systems, and sales, marketing, and administrative resources. If we cannot manage our expanding operations, we may not be able to continue to grow or may grow at a slower pace. Furthermore, our operating costs may escalate faster than we expect. To manage our growth successfully, we will need to improve our management, financial and information systems, and controls.

THE MARKETS FOR INTERNET CONTENT, SERVICES, AND ADVERTISING ARE HIGHLY COMPETITIVE AND OUR FAILURE TO COMPETE SUCCESSFULLY WILL LIMIT OUR ABILITY TO INCREASE OR RETAIN OUR MARKET SHARE

  Our failure to maintain and enhance our competitive position will limit our ability to increase or maintain our market share, which would seriously harm our business. We compete in the markets for Internet content, services, and advertising. These markets are new, rapidly evolving, and highly competitive. We expect this competition to intensify in the future. We compete, or expect to compete, with many providers of Internet content, information services and products, as well as with traditional media, for audience attention and advertising and sponsorship expenditures. We license much of our database content under non-exclusive agreements with third-party providers which are in the business of licensing their content to many businesses, including our current and potential competitors. Many of our competitors are substantially larger than we are and have substantially greater financial, infrastructure and personnel resources than we have. In addition, many of our competitors have well-established, large, and experienced sales and marketing capabilities and greater name recognition than we have. As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in customer requirements. They may also develop and promote their services more effectively than we do. Moreover, barriers to entry are not significant, and current and new competitors may be able to launch new Web sites at a relatively low cost. We therefore expect additional competitors to enter these markets. Some of these new competitors may be traditional media companies, who are increasingly expanding onto the Internet.

  Many of our current customers have established relationships with our current and potential competitors. If our competitors develop content that is superior to ours or that achieves greater market acceptance than ours, we may not be able to develop alternative content in a timely, cost-effective manner, or at all, and we may lose market share.

WE MAY NOT BE ABLE TO DEDICATE THE SUBSTANTIAL RESOURCES REQUIRED TO EXPAND, MONITOR AND MAINTAIN OUR INTERNALLY DEVELOPED SYSTEMS WITHOUT CONTRACTING WITH AN OUTSIDE SUPPLIER AT SUBSTANTIAL EXPENSE

  We will have to expand and upgrade our technology, transaction-processing systems, and network infrastructure if the volume of traffic on our Web site or our syndication partners' Web sites increases substantially. We could experience temporary capacity constraints that may cause unanticipated system disruptions, slower response times, and lower levels of customer service. We may not be able to project accurately the rate or timing of increases, if any, in the use of our services or expand and upgrade our systems and infrastructure to accommodate these increases in a timely manner. Our inability to upgrade and expand as required could impair the reputation of our brand and our services, reduce the volume of users able to access our Web site, and diminish the attractiveness of our service offerings to our strategic partners, advertisers and content providers. Because we developed these systems internally, we must either dedicate substantial internal resources to monitor, maintain and upgrade these systems or contract with an outside supplier for these services at substantial expense.

OUR INTERNALLY DEVELOPED SOFTWARE MAY CONTAIN UNDETECTED ERRORS, WHICH COULD LIMIT OUR ABILITY TO PROVIDE OUR SERVICES AND DIMINISH THE ATTRACTIVENESS OF OUR SERVICE OFFERINGS

  We use internally developed, custom software to provide our services. This software may contain undetected errors, defects, or bugs. Although we have not suffered significant harm from any errors or defects to date, we may discover significant errors or defects in the future that we may not be able to fix. Our inability to fix any of those errors could limit our ability to provide our services, impair the reputation of our brand and our services, reduce the volume of users who visit our Web site, and diminish the attractiveness of our service offerings to our strategic partners, advertisers and content providers.

WE MAY NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE TO US AND WHICH, IF AVAILABLE, MAY DILUTE YOUR OWNERSHIP INTEREST IN US

  We may need to raise additional funds through public or private equity or debt financings to:

 .  expand our sales and marketing operations to increase their productivity;
 .  develop new technology and upgrade current technology and data network infrastructure to comply with rapidly evolving industry standards;
 .  develop new and expand current content and services to attract and retain consumers and local merchants;
 .  pursue acquisitions or expansion opportunities in our consolidating markets;
   or
 .  address additional general corporate needs.

  If we cannot obtain any needed financing on acceptable terms, we may be forced to curtail some or all of these activities. As a result we could grow more slowly or stop growing. Any additional capital raised through the sale of equity may dilute the ownership interest in us of our current stockholders and may be on terms that are unfavorable to those stockholders.

WE HAVE LIMITED EXPERIENCE ACQUIRING COMPANIES, AND ANY ACQUISITIONS WE UNDERTAKE COULD LIMIT OUR ABILITY TO MANAGE AND MAINTAIN OUR BUSINESS, RESULT IN ADVERSE ACCOUNTING TREATMENT, AND BE DIFFICULT TO INTEGRATE INTO OUR BUSINESS

  We have limited experience in acquiring businesses and have very limited experience in acquiring complementary technologies. In November 2000, we acquired Envenue. In the future we may undertake additional acquisitions. Acquisitions, in general, involve numerous risks, including:

 .  diversion of our management's attention;
 .  amortization of substantial goodwill, adversely affecting our reported results of operations;
 . inability to retain the management, key personnel and other employees of the acquired business;

 .  inability to assimilate the operations, product, technologies, and information systems of the acquired business with our business; and . inability to retain the acquired company's customers, affiliates, content providers, and advertisers.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR TECHNOLOGY AND INFORMATION MAY BE USED BY OTHERS TO COMPETE AGAINST US

  We depend upon our internally developed and other proprietary technology. If we do not effectively protect our proprietary technology, others may become able to use it to compete against us. To protect our proprietary rights, we rely on a combination of copyright and trademark laws, patents, trade secrets, confidentiality agreements with employees and third parties, and protective contractual provisions. Despite our efforts to protect our proprietary rights, unauthorized parties may misappropriate our proprietary technology or obtain and use information that we regard as proprietary. We may not be able to detect these or any other unauthorized uses of our intellectual property or take appropriate steps to enforce our proprietary rights. In addition, others could independently develop substantially equivalent intellectual property.

IF OUR SERVICES INFRINGE ON INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WE MAY BE REQUIRED TO EXPEND SUBSTANTIAL RESOURCES TO REENGINEER OUR SERVICES AND TO INCUR SUBSTANTIAL COSTS AND DAMAGES RELATED TO INFRINGEMENT CLAIMS

  We are subject to the risk of claims alleging infringement of third-party proprietary rights. If we are subject to claims of infringement of, or are infringing on, the rights of third parties, we may not be able to obtain licenses to use those rights on commercially reasonable terms. In that event, we may need to undertake substantial reengineering to continue our service offerings. Any effort to undertake such reengineering might not be successful. In addition, any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from providing our services.

          RISKS RELATED TO OUR RELATIONSHIPS WITH VIACOM AND EPRESENCE

TERMINATION OF OUR AGREEMENTS WITH VIACOM WOULD NEGATIVELY AFFECT OUR FINANCIAL RESULTS

  If our agreements with Viacom terminate, our business, particularly our branding and advertising initiatives, would suffer, which would impede our revenue growth. If our license agreement terminates, we would lose the right to use the "CBS" trademark and "eye" device which are very important to our marketing and brand building activities. Our license agreement with Viacom will expire on June 30, 2009 and Viacom is not obligated to renew it. If our advertising and promotion agreement terminates, we may lose the unused portion of the $95.0 million of advertising and promotion services which Viacom has agreed to provide us through June 2006. Under specified circumstances, Viacom has the right to suspend or terminate the license agreement and the advertising and promotion agreement prior to their scheduled expirations.

VIACOM'S CONTRACTUAL RIGHT TO REQUIRE US TO REMOVE CONTENT FROM OUR WEB SITE AND TO APPROVE ALL OF OUR USES OF ITS TRADEMARKS MAY RESTRICT OUR MARKETING ACTIVITIES AND BUSINESS OPPORTUNITIES

  Under our license agreement with Viacom, Viacom can require us to remove any content on our Web site which it determines conflicts with, interferes with, or is detrimental to its reputation or business. We are also required to conform to Viacom's guidelines for the use of its CBS trademark. Viacom has the right to approve all materials, such as marketing materials, that include Viacom trademarks. Because of these restrictions, we may not be able to perform our desired marketing activities or include some types of content on our Web site which we would otherwise decide to include.

VIACOM DOES NOT GUARANTEE THE AVAILABILITY OF THE PARTICULAR ADVERTISING PLACEMENTS THAT WE DESIRE OR ACCESS TO THE TYPE OF AUDIENCES AT WHICH WE TARGET OUR ADS, AND THEREFORE OUR ADS MAY NOT BE EFFECTIVE

  Viacom does not guarantee us placement of our ads or the demographic composition or size of the audience that views our ads. Moreover, Viacom provides its advertising and on-air promotions to us under the same terms as it provides to its other advertising customers and does not extend us priority in the placement of our ads. Viacom has entered into agreements similar to ours with other companies, some of whom may be targeting similar audiences for their ads as we target for ours. We cannot be certain that we will receive the ad placements we desire, particularly if other advertisers are seeking the same placements. Even if we do receive our desired ad placements, we cannot be certain of the demographic composition or size of the audience viewing our ads. Therefore, the Viacom advertising available to us may not be effective.

THE COMBINED OWNERSHIP OF EPRESENCE AND VIACOM WILL, IF EPRESENCE AND VIACOM ACT TOGETHER, PERMIT EPRESENCE AND VIACOM TO CONTROL MATTERS SUBMITTED FOR APPROVAL OF OUR STOCKHOLDERS WHICH COULD DELAY OR PREVENT A CHANGE OF CONTROL OR DEPRESS OUR STOCK PRICE

  As of December 31, 2000, ePresence beneficially owned approximately 38.2% of our common stock and Viacom beneficially owned approximately 32.0% of our common stock. Acting together, ePresence and Viacom will be able to control, and acting alone each of ePresence and Viacom will be able to substantially influence, all matters submitted to our stockholders for approval and our management and affairs, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets. Presently a majority of our directors are officers or directors of either ePresence or Viacom. This control could have the effect of delaying or preventing a change of control of Switchboard that other stockholders may believe would result in a more optimal return on investment. In addition, this control could depress our stock price because purchasers will not be able to acquire a controlling interest in us. These risks would be exacerbated if a competitor of Viacom acquires a 30.0% voting interest in, or all or substantially all of the assets of, ePresence. In that event, Viacom has the right to purchase all of ePresence's shares of our stock.

  Either or both of ePresence and Viacom may elect to sell all or a substantial portion of its capital stock to one or more third parties. In either case, a third party with whom we have no prior relationship could exercise the same degree of control over Switchboard as ePresence or Viacom presently possess.

                         RISKS RELATED TO THE INTERNET

IF THE ACCEPTANCE AND EFFECTIVENESS OF INTERNET ADVERTISING DOES NOT BECOME FULLY ESTABLISHED, THE GROWTH OF OUR ADVERTISING REVENUE WILL SUFFER

  Our future success depends, in part, on an increase in the use of the Internet as an advertising medium. We generated 57.2%, 45.1%, and 61.5% of our revenue from the sale of advertisements and sponsorships during the years ended December 31, 2000, 1999, and 1998, respectively. The Internet advertising market is new and rapidly evolving, and cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising is uncertain. Many of our current and potential local merchant customers have little or no experience with Internet advertising and have allocated only a limited portion of their advertising and marketing budgets to Internet activities. The adoption of Internet advertising, particularly by entities that have historically relied upon traditional methods of advertising and marketing, requires the acceptance of a new way of advertising and marketing.

  These customers may find Internet advertising to be less effective for meeting their business needs than traditional methods of advertising and marketing. In addition, there are software programs that limit or prevent advertising from being delivered to a user's computer. Widespread adoption of this software would significantly undermine the commercial viability of Internet advertising. If the market for Internet advertising fails to develop or develops more slowly than we expect, our advertising revenue will suffer.

  There are currently no generally accepted standards for the measurement of the effectiveness of Internet advertising. Standard measurements may need to be developed to support and promote Internet advertising as a significant advertising medium. Our advertising customers may challenge or refuse to accept our, or third-party, measurements of advertisement delivery.

IF WE ARE SUED FOR CONTENT DISTRIBUTED THROUGH, OR LINKED TO BY, OUR WEB SITE, WE MAY BE REQUIRED TO SPEND SUBSTANTIAL RESOURCES TO DEFEND OURSELVES AND COULD BE REQUIRED TO PAY MONETARY DAMAGES

  We aggregate and distribute third party data over the Internet. In addition, third-party Web sites are accessible through our Web site. As a result, we could be subject to legal claims for defamation, negligence, intellectual property infringement and product or service liability. Other claims may be based on errors or false or misleading information provided on our Web site, such as information deemed to constitute legal, medical, financial or investment advice. Other claims may be based on links to sexually explicit Web sites and sexually explicit advertisements. We may need to expend substantial resources to investigate and defend these claims, regardless of whether we successfully defend against them. While we carry general business insurance, the amount of coverage we maintain may not be adequate. In addition, implementing measures to reduce our exposure to this liability may require us to spend substantial resources and limit the attractiveness of our content to users.

WE MAY NEED TO EXPEND SIGNIFICANT RESOURCES TO PROTECT AGAINST ONLINE SECURITY RISKS THAT COULD RESULT IN MISAPPROPRIATION OF OUR PROPRIETARY INFORMATION OR CAUSE INTERRUPTION IN OUR OPERATIONS

  Our networks may be vulnerable to unauthorized access, computer viruses, and other disruptive problems. Someone who is able to circumvent security measures could misappropriate our proprietary information or cause interruptions in our operations. Internet and online service providers have experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees, or others. We may need to expend significant resources protecting against the threat of security breaches or alleviating problems caused by breaches. Eliminating computer viruses and alleviating other security problems may require interruptions, delays, or cessation of service.

WE MAY BE SUED FOR DISCLOSING TO THIRD PARTIES PERSONAL IDENTIFYING INFORMATION WITHOUT CONSENT

  Individuals whose names, addresses, and telephone numbers appear in our yellow pages and white pages directories have occasionally contacted us because their phone numbers and addresses were unlisted with the telephone company. While we have not received any formal legal claims from these individuals, we may receive claims in the future for which we may be liable. In addition, if we begin disclosing to third parties personal identifying information about our users without consent or in violation of our privacy policy, we may face potential liability for invasion of privacy.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES WHICH COULD LIMIT OUR GROWTH

  Laws and regulations directly applicable to Internet communications, commerce, and advertising are becoming more prevalent. Laws and regulations may be adopted covering issues such as user privacy, pricing, content, taxation and quality of products and services. Any new legislation could hinder the growth in use of the Internet and other online services generally and decrease the acceptance of the Internet and other online services as media of communications, commerce and advertising. Various U.S. and foreign governments might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The laws governing the Internet remain largely unsettled, even in areas where legislation has been enacted. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, and taxation apply to the Internet and Internet advertising services. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet.

IF WE CANNOT PROTECT OUR DOMAIN NAMES, OUR ABILITY TO SUCCESSFULLY BRAND SWITCHBOARD WILL BE IMPAIRED

  We currently hold various Web domain names, including Switchboard.com and MapsOnUs.com. The acquisition and maintenance of domain names generally is regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. This problem may be exacerbated by the length of time required to expand into any other country and the corresponding opportunity for others to acquire rights in relevant domain names. Furthermore, it is unclear whether laws protecting trademarks and similar proprietary rights will be extended to protect domain names. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. We may not be able to successfully carry out our business strategy of establishing a strong brand for Switchboard if we cannot prevent others from using similar domain names or trademarks.

                            SWITCHBOARD INCORPORATED
                          CONSOLIDATED BALANCE SHEETS

                                                                                                  December 31,
                                                                                          ----------------------------
                                                                                                  2000           1999
                                                                                          ------------   ------------
Assets:
-------
Cash and cash equivalents                                                                 $ 18,772,468   $  3,604,551
Short-term investments                                                                      51,997,341      2,630,850
Accounts receivable, net of allowance for doubtful accounts of $401,878 and                  7,148,755      3,060,249
 $162,183, respectively
Prepayment related to Directory Agreement, current portion                                   6,500,000              -
Other current assets                                                                           699,715        477,876
                                                                                          ------------   ------------
     Total current assets                                                                   85,118,279      9,773,526

Property and equipment, net                                                                  1,428,893      1,202,578
Other assets, net                                                                           12,010,111      1,219,274
                                                                                          ------------   ------------

Total assets                                                                              $ 98,557,283   $ 12,195,378
                                                                                          ============   ============

Liabilities and stockholders' equity (deficit):
-----------------------------------------------
Accounts payable                                                                          $  1,287,939   $    775,202
Accrued expenses                                                                             3,027,188      2,739,665
Deferred revenue                                                                             1,512,182      1,349,145
Note payable, current portion                                                                        -        600,000
                                                                                          ------------   ------------
     Total current liabilities                                                               5,827,309      5,464,012

Commitments and contingencies (Notes F, G and N)                                             2,000,000              -
                                                                                          ------------   ------------
Total liabilities                                                                            7,827,309      5,464,012

Redeemable convertible preferred stock, $0.01 par value; no shares authorized at                     -     16,319,570
  December 31, 2000; none and 3,552,421 shares issued and outstanding, respectively

Stockholders' equity (deficit):
-------------------------------
Preferred Stock, $0.01 par value per share; 4,999,999 shares authorized and                          -              -
  undesignated at December 31, 2000, none issued and outstanding
Series E special voting preferred stock, $0.01 par per share; one share authorized                   -              -
  and designated, one share issued and outstanding as of December 31, 2000

Common stock, $0.01 par value per share; authorized 85,000,000 shares as of                    256,336        146,640
  December 31, 2000; issued and outstanding 25,633,614 and 14,663,934 shares, respectively
Additional paid-in capital                                                                 182,341,816     75,666,634
Accumulated other comprehensive income                                                         368,384      1,855,950
Contribution receivable                                                                    (54,204,319)   (66,242,838)
Accumulated deficit                                                                        (38,032,243)   (21,014,590)
                                                                                          ------------   ------------
     Total stockholders' equity (deficit)                                                   90,729,974     (9,588,204)
                                                                                          ------------   ------------

Total liabilities and stockholders' equity (deficit)                                      $ 98,557,283   $ 12,195,378
                                                                                          ============   ============


   The accompanying notes are an integral part of the consolidated financial statements.

                            SWITCHBOARD INCORPORATED
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      Years Ended December 31,
                                                              -----------------------------------------
                                                                      2000          1999          1998
                                                              ------------   -----------   -----------
Total revenue                                                 $ 20,310,399   $ 8,303,610   $ 6,536,024

Cost of revenue                                                  4,049,145     1,969,823     1,307,208
                                                              ------------   -----------   -----------

Gross profit                                                    16,261,254     6,333,787     5,228,816

Operating expenses:
-------------------
Sales and marketing                                             29,592,232    11,236,756     5,871,561
Product development                                              3,473,504     1,922,915     3,188,215
General and administrative                                       3,520,087     1,829,999     1,129,829
Amortization of goodwill and intangibles                            90,734             -             -
                                                              ------------   -----------   -----------
     Total operating expenses                                   36,676,557    14,989,670    10,189,605
                                                              ------------   -----------   -----------

Loss from operations                                           (20,415,303)   (8,655,883)   (4,960,789)

Other income (expense):
-----------------------
Interest income                                                  4,547,190       136,162         6,818
Interest expense                                                   (14,533)     (287,234)     (399,142)
Unrealized loss on investment                                     (713,971)            -             -
Other income (expense)                                            (421,036)        2,059       (11,949)
                                                              ------------   -----------   -----------
     Total other income (expense)                                3,397,650      (149,013)     (404,273)
                                                              ------------   -----------   -----------

Net loss                                                       (17,017,653)   (8,804,896)   (5,365,062)

Accrued dividends for preferred stockholders                       270,615       938,732       292,500
                                                              ------------   -----------   -----------

Net loss attributable to common stockholders                  $(17,288,268)  $(9,743,628)  $(5,657,562)
                                                              ============   ===========   ===========

Basic and diluted net loss per share                                $(0.75)       $(0.89)       $(0.81)
                                                              ============   ===========   ===========

Shares used in computing basic and diluted                      22,973,993    10,914,944     7,011,471
net loss per share

Unaudited pro forma basic and diluted net loss per share            $(0.72)
                                                              ============

Shares used in computing unaudited pro forma basic              23,606,616
and diluted net loss per share

   The accompanying notes are an integral part of the consolidated financial statements.

                            SWITCHBOARD INCORPORATED
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                              SERIES E SPECIAL          COMMON STOCK
                                              VOTING PREFERRED
                                                    STOCK
                                          ------------------------------------------------
                                             NUMBER OF    VALUE      NUMBER OF     VALUE    ADDITIONAL PAID      ACCUMULATED
                                              SHARES                  SHARES                   IN CAPITAL           OTHER
                                                                                                                COMPREHENSIVE
                                                                                                                   INCOME
                                          -------------------------------------------------------------------------------------

Balance, December 31, 1997                            -         -      7,000,000  $ 70,000     $  1,000,285                   -
Issuance of common stock under stock                  -         -         13,250       133           13,117                   -
 option plans
Accrued dividends for preferred                       -         -              -         -         (292,500)                  -
 stockholders
Net loss                                              -         -              -         -                -                   -
                                          -------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1998                            -         -      7,013,250    70,133          720,902                   -
Issuance of common stock under stock                  -         -         42,124       421           78,515                   -
 option plans
Issuance of common stock and common stock             -         -      7,468,560    74,686       74,260,278                   -
 warrants to Viacom Inc., net of issuance
 costs of $977,120
Issuance of common stock and warrants                 -         -        140,000     1,400        1,545,671                   -
 related to third party agreements
Accrued dividends for preferred                       -         -              -         -         (938,732)                  -
 stockholders
Issuance of preferred stock to Viacom Inc.            1         -              -         -                -                   -
Non-cash advertising and promotion                    -         -              -         -                -                   -
 expenses
Change in net unrealized gain on                      -         -              -         -                -         $ 1,855,950
 investment
Net loss                                              -         -              -         -                -                   -

Comprehensive loss                                    -         -              -         -                -                   -
                                          -------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1999                            1         -     14,663,934   146,640       75,666,634           1,855,950
Issuance of common stock under stock                  -         -        157,627     1,576          630,814                   -
 option and stock purchase plans
Issuance of stock options related to                  -         -              -         -           37,573                   -
 acquisition
Issuance of common stock pursuant to the              -         -      6,325,000    63,250       86,240,697                   -
 Company's initial public offering
Conversion of preferred to common stock               -         -      3,552,421    35,524       16,554,661                   -
 in connection with the Company's initial
 public offering
Issuance of common stock and warrants                 -         -        934,632     9,346        3,482,052                   -
 related to third party agreements
Non-cash advertising and promotion                    -         -              -         -                -                   -
 expenses
Accrued dividends for preferred                       -         -              -         -         (270,615)                  -
 stockholders
Change in net unrealized gain (loss) on               -         -              -         -                -         (1,487,566)
 investments
Net loss                                              -         -              -         -                -                   -

Comprehensive loss                                    -         -              -         -                -                   -
                                          -------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 2000                            1  $      -     25,633,614  $256,336     $182,341,816         $   368,384
                                            ===========  ========     ==========  ========     ============   =================


                            SWITCHBOARD INCORPORATED

                                              CONTRIBUTION        ACCUMULATED           TOTAL
                                               RECEIVABLE           DEFICIT         STOCKHOLDERS'
                                                                                   EQUITY (DEFICIT)
                                         ---------------------------------------------------------

Balance, December 31, 1997                                 -        $ (6,844,632)     $ (5,774,347)
Issuance of common stock under stock                       -                   -            13,250
 option plans
Accrued dividends for preferred                            -                   -          (292,500)
 stockholders
Net loss                                                   -          (5,365,062)       (5,365,062)
                                         ---------------------------------------------------------

BALANCE, DECEMBER 31, 1998                                 -         (12,209,694)      (11,418,659)
Issuance of common stock under stock                       -                   -            78,936
 option plans
Issuance of common stock and common stock       $(70,312,084)                  -         4,022,880
 warrants to Viacom Inc., net of issuance
 costs of $977,120
Issuance of common stock and warrants                      -                   -         1,547,071
 related to third party agreements
Accrued dividends for preferred                            -                   -          (938,732)
 stockholders
Issuance of preferred stock to Viacom Inc                  -                   -                 -
Non-cash advertising and promotion                 4,069,246                   -         4,069,246
 expenses
Change in net unrealized gain on                           -                   -         1,855,950
 investment
Net loss                                                   -          (8,804,896)       (8,804,896)
                                                                                      ------------
Comprehensive loss                                         -                   -        (6,948,946)
                                         ---------------------------------------------------------

BALANCE, DECEMBER 31, 1999                       (66,242,838)        (21,014,590)       (9,588,204)
Issuance of common stock under stock                       -                   -           632,390
 option and stock purchase plans
Issuance of stock options related to                       -                   -            37,573
 acquisition
Issuance of common stock pursuant to the                   -                   -        86,303,947
 Company's initial public offering
Conversion of preferred to common stock                    -                   -        16,590,185
 in connection with the Company's initial
 public offering
Issuance of common stock and warrants                214,325                   -         3,705,723
 related to third party agreements
Non-cash advertising and promotion                11,824,194                   -        11,824,194
 expenses
Accrued dividends for preferred                            -                   -          (270,615)
 stockholders
Change in net unrealized gain (loss) on                    -                   -        (1,487,566)
 investments
Net loss                                                   -         (17,017,653)      (17,017,653)
                                                                                      ------------
Comprehensive loss                                         -                   -       (18,505,219)
                                         ---------------------------------------------------------

BALANCE, DECEMBER 31, 2000                      $(54,204,319)       $(38,032,243)     $ 90,729,974
                                                ============        ============      ============


   The accompanying notes are an integral part of the consolidated financial statements.

                            SWITCHBOARD INCORPORATED
                            STATEMENTS OF CASH FLOWS

                                                                                           For the Years Ended December 31,
                                                                                               2000          1999          1998
                                                                                       ------------   -----------   -----------
Cash flows from operating activities:
Net loss                                                                               $(17,017,653)  $(8,804,896)  $(5,365,062)
     Adjustments to reconcile net loss to net cash used in operating activities:
       Depreciation and amortization                                                      1,311,536       790,574       464,434
       Loss on disposal of property and equipment                                           124,000             -         2,936
       Provision for doubtful accounts                                                      509,393       117,702       281,381
       Expense related to warrant grants                                                    552,306       497,071             -
       Write-off of technology                                                                    -             -     1,400,000
       Non-cash advertising and promotion expense                                        11,824,194     4,069,246             -
       Other-than-temporary unrealized loss on available for-sale investments               713,971             -             -

       Changes in operating assets and liabilities:
           Accounts receivable                                                           (4,597,899)     (787,906)   (2,180,336)
           Other current assets                                                            (219,639)     (467,516)        4,298
           Other assets                                                                  (5,971,622)     (442,191)            -
           Prepayment related to Directory Agreement                                     (6,500,000)            -             -
           Accounts payable                                                                 500,754       750,195      (103,372)
           Accrued expenses                                                                 158,683       600,805       907,325
           Deferred revenue                                                                 163,037       899,909       118,334
                                                                                       ------------   -----------   -----------
           Net cash used in operating activities                                        (18,448,939)   (2,777,007)   (4,470,062)

Cash flows from investing activities:
    Purchases of property and equipment                                                  (1,016,743)     (942,155)     (464,430)
    Acquisition of business                                                                 (77,369)            -             -
    Purchase of technology                                                                        -             -      (500,000)
    Purchases of short term investments, net                                            (51,568,028)            -             -
                                                                                       ------------   -----------   -----------
           Net cash used in investing activities                                        (52,662,140)     (942,155)     (964,430)

Cash flows from financing activities:
     Due to parent                                                                                -             -     1,387,145
     Proceeds from convertible promissory notes - related party                                   -     3,335,307     6,646,900
     Payments on convertible promissory notes - related party                                     -             -    (2,630,546)
     Proceeds from issuance of common stock, net                                         86,906,954     4,101,816        13,250
     Payments on notes payable                                                             (627,958)     (500,000)            -
                                                                                       ------------   -----------   -----------
           Net cash provided by financing activities                                     86,278,996     6,937,123     5,416,749
                                                                                       ------------   -----------   -----------

Net increase/(decrease) in cash and cash equivalents                                     15,167,917     3,217,961       (17,743)

Cash and cash equivalents at beginning of period                                          3,604,551       386,590       404,333
                                                                                       ------------   -----------   -----------
Cash and cash equivalents at end of period                                             $ 18,772,468   $ 3,604,551   $   386,590
                                                                                       ============   ===========   ===========

Supplemental schedule of cash flow information:
   Interest paid                                                                       $     42,491   $   117,084   $   399,142
                                                                                       ============   ===========   ===========

Supplemental statement of non-cash investing and financing activity:
   Conversion of redeemable preferred stock into common stock                          $ 16,590,185             -             -
   Issuance of common stock for directory agreement, net of non-cash issuance costs    $  2,968,475             -             -
   Issuance of payable and stock options related to acquisition                        $  2,037,573             -             -
   Unrealized loss on short term investments                                           $  1,487,566             -             -
   Settlement of convertible promissory notes through issuance of preferred stock                 -   $11,722,452             -
   Issuance of common stock for technology                                                        -   $ 1,050,000             -
   Non-cash issuance cost                                                                         -   $   375,000             -
   Warrants received in connection with a Development, Access and License agreement               -   $   774,900             -
   Issuance of note payable for technology                                                        -             -   $ 1,100,000

   The accompanying notes are an integral part of the consolidated financial statements.

                            SWITCHBOARD INCORPORATED
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

A. NATURE OF BUSINESS

  Switchboard Incorporated, a Delaware corporation ("the Company"), commenced operations in February 1996. From the Company's inception (February 19, 1996) until March 7, 2000, the Company was a unit and later a subsidiary of ePresence Inc. (formerly Banyan Worldwide, "ePresence"). As of December 31, 2000, ePresence beneficially owned approximately 38.2% of the Company's common stock. The Company is a provider of directory technology and Nearbuy SM solutions, an integrated suite of products and services promoting local business across a full range of Internet and wireless platforms. Its Web site, CBS Switchboard.com, offers a broad range of functions, content, and services including yellow and white pages, product searching, and interactive maps and driving directions. The Company offers its users local information about people and businesses across the United States and Canada. The Company's online network gives local merchants a way to get their businesses represented online and facilitates commerce by connecting them with consumers. The Company operates in one business segment.

  The Company is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth, and commercial acceptance of the Internet, acceptance and effectiveness of Internet advertising, dependence on principal products and third-party technology, new product development, new product introductions and other activities of competitors, dependence on key personnel, security and privacy issues, dependence on strategic relationships, and limited operating history.

  The Company has also experienced substantial net losses since its inception and, as of December 31, 2000, had an accumulated deficit of $38.0 million. Such losses and accumulated deficit resulted from the Company's lack of substantial revenue and significantly increased costs incurred in the development of the Company's products and services and in the preliminary establishment of the Company's infrastructure. The Company expects to continue to experience significant growth in its operating expenses in order to execute its current business plan, particularly sales and marketing and product development expenses. The Company believes that the funds currently available would be sufficient to fund operations through at least the next 12 months.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

  The accompanying financial statements, which are derived from both the independent books and records of the Company and its subsidiary and the historical books and records of ePresence, include the assets, liabilities, revenues, and expenses of the Company at historical cost. Intercompany accounts and transactions have been eliminated.

  These financial statements are intended to present management's estimates of the results of operations and financial condition of the Company as if it had operated as a stand-alone company since inception. Certain of the costs and expenses are management estimates of the cost of services provided by ePresence and its subsidiaries. As a result, the financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a non-affiliated entity.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent liabilities at the period end, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at amortized cost, which approximates market, and consist primarily of interest bearing deposits with major financial institutions.

SHORT-TERM INVESTMENTS

  In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, the Company classifies all of its marketable equity securities as available for sale securities. These securities are valued at fair value and consist primarily of U.S. government securities, corporate and municipal issues, and interest bearing deposits with major banks. Unrealized holdings gains and losses are reported as a component of accumulated other comprehensive income, a separate component of Stockholders' Equity.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated asset lives:

              Computers, peripherals and servers   3 years
              Equipment                            2-5 years
              Software                             3 years
              Furniture and fixtures               5 years

  Leasehold improvements are depreciated over the asset's estimated useful life or the remaining life of the lease, whichever is shorter. Maintenance and repairs are charged to expense when incurred, while betterments are capitalized. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective amounts and any gain or loss is reflected in operations.

GOODWILL AND INTANGIBLES

  The Company has recorded amounts in excess of assets acquired pursuant to its acquisition of Envenue, Inc. ("Envenue") in November 2000 as goodwill. The recorded goodwill is being amortized on a straight line basis over a period of five years (Note G). Pursuant to a Directory Agreement the Company entered into with America Online, Inc., a subsidiary of AOL Time Warner, Inc., ("AOL"), the Company issued shares of its common stock to AOL. The value of these shares of common stock have been recorded as an intangible, and are being amortized on a straight line basis over a period of four years (Note F).

IMPAIRMENT OF LONG-LIVED ASSETS

  The Company reviews long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down by the amount in which the carrying value of the asset exceeds the related fair value of the asset. No provisions for impairment have been recorded to date.

PRODUCT DEVELOPMENT

  The Company has adopted SOP 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." The adoption of SOP 98-1 did not have a material impact on the Company's financial position or results of operations.

ADVERTISING EXPENSE

  Advertising costs are expensed as incurred and totaled $17,271,605, $6,611,694 and $3,296,431 in the years ended December 31, 2000, 1999, and 1998, respectively. In 2000 and 1999, the costs included $11,824,194 and $4,069,246 of non-cash advertising received from Viacom (formerly CBS, Note M), respectively.

REVENUE RECOGNITION

  The Company generates its revenue from Web site advertising, its merchant services program, and syndication and licensing fees for its directory technologies.

  The Company's advertising revenue is derived principally from short-term advertising contracts and sponsorship agreements in which the Company receives a fixed fee or earns a fee based on a per thousand impressions, per click or per action basis. Revenue from advertising is recognized as the services are delivered provided that no significant obligations remain and collection of the resulting receivable is probable. The duration of the Company's advertising commitments from customers typically range from two weeks to one year. Revenue from revenue-sharing agreements is recognized in the period following that in which the services are provided and when the revenue amount can be determined.

  The Company's merchant services program revenue consists of subscription fees for merchant Web sites, which are linked to the Company's yellow pages directory site, as well as customer acquisition fees paid by program partners for the initiation, set-up of new local merchant Web sites, and sending related direct electronic mail-based promotions. Subscription fees are recognized over the period that the local merchant Web site is in place, usually on a monthly basis. Customer acquisition fees are recognized when the local merchant Web site construction is complete. Direct electronic mail-based promotion revenue is recognized in the period in which the service is provided.

  The Company's syndication and licensing revenue consists of fees for engineering work performed to integrate the Company's directory technology into a customer's Web site, as well as for supplying access to the Company's directory sites. Syndication and licensing fees are usually paid at the beginning of the contract period and are typically nonrefundable. The fees and related costs are recognized ratably over the term of the contract.

  Deferred revenue is principally comprised of billings in excess of recognized revenue relating to advertising agreements and licensing fees received pursuant to advertising or services agreements in advance of revenue recognition.

RISKS AND UNCERTAINTIES

  The Company invests its cash and cash equivalents primarily in deposits and money market funds with financial institutions. The Company has not experienced any realized losses to date on its invested cash.

  A potential exposure to the Company is a concentration of credit risk in trade accounts receivable. The Company maintains reserves for credit losses and, to date, such losses have been within management's expectations. As of December 31, 2000, one customer accounted for 18.5% of accounts receivable. As of December 31, 1999, three customers accounted for 16.7%, 12.0%, and 10.7% of accounts receivable, respectively. In addition, one customer accounted for 15.8% of revenue for the year ended December 31, 2000. One customer accounted for 22.7% of revenue for the year ended December 31, 1999, while three customers accounted for 11.9%, 10.5%, and 10.2% of revenue, respectively, for the year ended December 31, 1998.

INCOME TAXES

  The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which those temporary differences are expected to be recovered or settled. A deferred tax asset is established for the expected future benefit of net operating loss and credit carryforwards. A valuation reserve against net deferred tax assets is required if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of the Company's financial instruments, which include cash equivalents, short-term investments, accounts receivable, accounts payable, accrued expenses, and a payable related to an acquisition approximate their fair values.

ACCOUNTING FOR STOCK-BASED COMPENSATION

  The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of the Company's common stock at the date of grant. The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note R). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

NET LOSS PER SHARE AND PRO FORMA NET LOSS PER SHARE

  Basic net loss per share is computed using the weighted average number of shares of common stock outstanding. Net loss used in the calculation is increased by the accrued dividends for the preferred stock outstanding in each period. Diluted net loss per share does not differ from basic net loss per share since potential common shares from conversion of preferred stock and the exercise of stock options and warrants are antidilutive for all periods presented and are therefore excluded from the calculation. During the years ended December 31, 2000, 1999, and 1998, options to purchase 3,526,080, 2,951,600, and 1,162,875 shares of common stock, respectively, preferred stock convertible into one, 3,552,422, and 750,000 shares of common stock, respectively, and warrants to purchase 1,451,937, 1,751,937, and 300,000 shares of common stock, respectively, were not included in the computation of diluted net loss per share since their inclusion would be antidilutive. Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock, as if the shares had converted immediately upon their issuance.

DERIVATIVE INSTRUMENTS AND HEDGING

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

C. INITIAL PUBLIC OFFERING

  On March 7, 2000, the Company completed the sale of 5,500,000 shares of common stock in its initial public offering at a per share price of $15.00. The Company received an aggregate of $82.5 million in proceeds from that sale. On April 5, 2000, the Company completed the sale of 825,000 shares of common stock pursuant to the exercise of the over-allotment option by the underwriters for the Company's initial public offering. The shares were sold at the initial public offering price of $15.00 per share. The Company received an aggregate of $12.4 million in proceeds from that sale. Total expenses in connection with the initial offering were approximately $8.5 million, consisting of $6.6 million for underwriting discounts and commissions and approximately $1.9 million for professional services and other expenses. Net proceeds from the 6,325,000 shares sold were approximately $86.3 million.

D. CONCURRENT TRANSACTIONS

  The Company had advertising barter transactions totaling $1,630,000, or 8.0% of revenue, for the year ended December 31, 2000, in which the Company received or will receive promotion in exchange for promotion on the

Company's Web site or through direct e-mail distributions. The Company also had other nonmonetary transactions totaling $732,000, or 3.6% of revenue, for the year ended December 31, 2000, in which the Company received or will receive certain marketing assets in exchange for promotion on the Company's Web site or through direct e-mail distributions. Revenues from advertising barter has been valued based on similar cash transactions which have occurred within six months prior to the date of the barter transaction. Revenues from other nonmonetary transactions are recorded at the fair value of the good or services provided or
received, whichever is more readily determinable.   In connection with these
advertising barter and other nonmonetary transactions, the Company recorded expense of $500,000 in the year ended December 31, 2000 and will recognize additional expense in future periods when the promotion or marketing assets are delivered by the counterparties to these transactions. The Company recorded no concurrent transactions in the years ended December 31, 1999 or 1998.

E. PROPERTY AND EQUIPMENT

 Property and equipment consist of the following at:

                                                    DECEMBER 31,
                                                    2000           1999
                                             -----------     ----------
    Equipment                                $   257,829     $  246,199
    Computers, peripherals and                 2,152,930      1,436,605
    servers
    Software                                     483,904        480,837
    Furniture and fixtures                        72,968              -
    Leasehold improvements                        27,255              -
                                             -----------     ----------
                                               2,994,886      2,163,641
    Accumulated depreciation                  (1,565,993)      (961,063)
                                             -----------     ----------
    Total                                    $ 1,428,893     $1,202,578
                                             ===========     ==========


  Depreciation expense for the years ended December 31, 2000, 1999, and 1998 was $662,469, $377,878, and $346,206, respectively.

F. STRATEGIC ALLIANCE

  In December 2000, the Company entered into a Directory and Local Advertising Platform Services Agreement (the "Directory Agreement") with America Online, Inc., a subsidiary of AOL Time Warner, Inc., ("AOL"), to develop a new directory and local advertising platform and product set to be featured across specified AOL properties.

  The Company and AOL will share specified directory advertisement revenue during the term of the Directory Agreement. In general (i) the Company will receive a majority of the first $35.0 million of such directory advertisement revenue and (ii) the Company will receive a lesser share of any additional such directory advertisement revenue. The Company paid AOL $13.0 million at the signing of the Directory Agreement and, under the terms of the Directory Agreement, will pay to AOL a total of an additional $13.0 million under a schedule that shall end no later than March 11, 2002. These amounts will be amortized as sales and marketing expense over the estimated life of the agreement. AOL has committed to pay at least $2.0 million to the Company in consulting or service fees. The Directory Agreement has an initial term of four years, which term is subject to earlier termination upon the occurrence of specified events, including, without limitation (a) after 24 months and again after 36 months if specified revenue targets have not been achieved and neither party has made additional payments to the other to prevent such termination, (b) if the Company is acquired by one of certain third parties or (c) if AOL acquires one of certain third parties and AOL pays to the Company a termination fee of $25.0 million.

  In connection with entering into the Directory Agreement, the Company issued to AOL 746,260 shares of its common stock, and agreed to issue to AOL 746,260 shares of common stock if the Directory Agreement continues after two years and an additional 746,260 shares of common stock if the Directory Agreement continues after three years. The Company recorded the value of the 746,260 shares issued to AOL as an other asset and is amortizing this value on a straight-line basis over four years through amortization of goodwill and intangibles. If the Company and AOL renew the Directory Agreement for at least an additional four years after the initial term, the Company agreed to issue to AOL a warrant to purchase up to 721,385 shares of common stock at a per share purchase price of $4.32. The Company granted AOL "piggy-back" registration rights and up to two Form S-3 demand registration rights with respect to the foregoing shares of common stock.

G. ENVENUE ACQUISITION

On November 24, 2000, the Company acquired Envenue, Inc. ("Envenue"), a wireless provider of advanced product searching technologies designed to drive leads to traditional retailers. The transaction was accounted for using the purchase method of accounting and, accordingly, the consolidated statements of operations includes the results of Envenue beginning on November 24, 2000. The total purchase price included consideration of $2.0 million in cash to be paid on or before May 24, 2002, and $37,573 in recorded value of stock options to purchase 10,200 shares of the Company's common stock issued to non-employees. The Company used a 0% dividend yield, 100% expected volatility, 6.297% risk free interest rate, 5.0 year estimated useful life, and fair value of $4.750 per share as inputs to the Black-Scholes option-pricing model to determine the value attributable to these options. There is also an 18-month earn-out of up to $2.0 million contingent on performance to be paid on or before July 8, 2002.

The estimated total purchase price of the Envenue acquisition, excluding any earn-out payment, is as follows:

          Payable related to acquisition                       $2,000,000
          Options issued to non-employees                          37,573
          Estimated expenses of the transaction                    79,523
                                                               ----------
                                                               $2,117,096
                                                               ==========

The purchase price allocation is as follows:

          Net liabilities acquired                             $ (168,386)
          Goodwill                                              2,285,482
                                                               ----------
                                                               $2,117,096
                                                               ==========

Goodwill, which represents the excess of the purchase price of the acquired business over the fair value of the underlying net identifiable assets, is amortized on a straight-line basis over its estimated useful life of 5 years. Any additional cash paid, pursuant to the $2.0 million, 18-month contingent performance earn-out, will be recorded as additional goodwill and amortized over the asset's remaining useful life. The company has determined that the pro forma results of operations for year ended December 31,2000, assuming Envenue and the Company had been combined as of the beginning of the year, were not materially different from the results of operations presented.

H. OTHER ASSETS

 Other assets consist of the following at:

                                                                 DECEMBER 31,
                                                                 2000             1999
                                                          -----------       ----------
     Goodwill related to Envenue acquisition              $ 2,285,482                -
     Value of stock issued under AOL Directory              3,182,800                -
     Agreement
     Prepayment related to AOL Directory                    6,133,065                -
     Agreement
     Capitalized software costs                                     -       $  122,389
     Purchased technology                                           -          200,000
     Deferred project costs                                   280,748          442,191
     Software licenses                                      1,050,000        1,050,000
                                                          -----------       ----------
                                                           12,932,095        1,814,580
     Accumulated amortization                                (921,984)        (595,306)
                                                          -----------       ----------
     Total                                                $12,010,111       $1,219,274
                                                          ===========       ==========

  Amortization of goodwill and intangible assets was $90,734 for the year ended December 31, 2000 and includes charges related to the amortization of the value of stock issued under the AOL Directory Agreement and the goodwill related to the Envenue acquisition. Amortization expense of $558,333, $412,696, and $118,228 for the years ended December 31, 2000, 1999 and 1998, respectively related to capitalized software costs, software licenses and purchased technology.

  Deferred project costs represent costs incurred that are directly associated with customer contracts for which the Company has not yet started recognizing revenue. These costs, which consist mainly of salary and benefits costs are deferred until revenue on the related project is recognized in order to properly match revenue and associated expenses. Deferred costs are amortized over the same period as the related revenue. The Company recognized expense of $246,292 and $222,663 related to these deferred project costs in the years ended December 31, 2000 and 1999, respectively.

  On May 18, 1998, the Company acquired the Maps On Us Internet mapping technology from Lucent Technologies Inc. ("Lucent"). The technology was acquired to integrate into the Company's directory Web site. The Company paid Lucent $500,000 in cash and executed a note payable of $1,100,000 to be paid over a two-year period. The note bore interest at a rate of 6.75%. During the year ended December 31, 2000, the Company completed payment of the final principal and interest payable under the note.

  A significant portion of the technology acquired was deemed incomplete as it did not meet the criteria for capitalization. The technology was incomplete because the technology required a substantial development effort by the Company in order to successfully integrate the Maps On Us technology into the Company's Web site. In addition, the technology had no alternative future use to the Company inasmuch as the Company had acquired the technology to improve and integrate it into the Company's Web site and not to market it as a stand-alone product. Further, the Company had no other product, line of business, or product development project that could use the technology. Therefore, the Company recorded a charge to product development of $1,400,000 for the purchase of incomplete technology in 1998.


I. MARKETABLE SECURITIES

The following is a summary of investments at December 31, 2000:

                                                             Unrealized
                                            --------------------------------------------
                        Amortized Cost              Gains                 Losses          Estimated Fair Value
                     ---------------------  ---------------------  ---------------------  ---------------------
U.S. corporate                 $30,153,171               $198,216                 $5,057            $30,346,330
 debt securities
U.S. Government                 10,212,511                151,153                      -             10,363,664
 obligations
Marketable CDs                   4,185,806                    176                  2,733              4,183,249
Municipal                        7,016,541                 26,629                      -              7,043,170
 obligations
Warrant                             60,928                      -                      -                 60,928
                               -----------               --------                 ------            -----------
                               $51,628,957               $376,174                 $7,790            $51,997,341
                               ===========               ========                 ======            ===========

For all periods presented, realized gains and losses on sales of available-for-sale securities were immaterial. The Company determines the cost basis of securities by specific identification. Available-for-sale investments are reviewed for evidence of reductions in market value that are other than temporary.

  In August 1999, in connection with a development, access, and license agreement with a third party, the Company was issued a warrant for 150,000 shares of common stock, with an exercise price of $9.19 per share. In December 2000, the Company determined that a decline in market value of the investment was other than temporary. As a result, the Company recorded an unrealized loss on investments of $713,971 in the statement of operations in the year ended December 31, 2000. As of December 31, 2000, approximately $61,000 in value remains recorded as a component of short-term investments. The underlying common stock of the third party is publicly traded and can be registered at the demand of the Company any time after June 16, 2000. The warrant expires on June 30, 2002.


J. ACCRUED EXPENSES

 Accrued expenses consist of the following at:


                                                 December 31,
                                           -------------------------
                                                 2000           1999
                                           ----------     ----------
       Compensation                        $  782,482     $  470,321
       Royalties                              106,634        540,526
       Professional services                  156,854        156,962
       Deferred cost benefit                  516,600        774,900
       Franchise and excise tax               301,801          5,115
       Merchant services marketing            371,321        472,412
       Advertising                            329,945        234,776
       Other                                  461,551         84,653
                                           ----------     ----------
       Total                               $3,027,188     $2,739,665
                                           ==========     ==========


K. CONVERTIBLE PROMISSORY NOTES

  On August 29, 1997, the Company entered into a collateralized convertible note facility with ePresence. The facility was initially for $3,000,000, and was increased on February 20, 1998 to $7,000,000 and on May 3, 1999 to $10,000,000.
Outstanding amounts under the facility bore interest at a rate equal to the applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended, for short-term loans with annual compounding interest for the month in which such loan was made and were due and payable on June 30, 2000. At December 31, 1998 and 1999 the interest rate in effect was 4.33% and 5.74%, respectively. The outstanding amount of principal and interest was convertible at the option of ePresence into shares of Series C Convertible Preferred Stock at a rate of $4.00 per share, subject to adjustment, at any time. The entire outstanding amount of principal and interest was converted on June 30, 1999 (Note Q). The Company may not borrow any additional amounts under this facility.

  On May 3, 1999, the Company entered into a second collateralized convertible note facility with ePresence. This facility was subsequently amended and restated in its entirety on January 26, 2000. The facility was originally for $5,000,000. Outstanding amounts bear interest at a rate equal to the applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended, for short-term loans with annual compounding interest for the month in which such loan was made and are due and payable on January 1, 2001. At December 31, 1999, the interest rate in effect was 5.74%. The outstanding amount of principal and interest was convertible at the option of ePresence into shares of Series D Convertible Preferred Stock at $7.50 per share, subject to adjustment, at any time. The Company may not borrow any additional amounts under this facility.

  On June 30, 1999, the Company issued 87,345 shares of Series D Convertible Preferred Stock to ePresence upon the conversion by ePresence of principal and interest of $655,089 under the second collateralized convertible note facility. The dollar amount converted represented an estimate of all of the principal and interest outstanding as of June 30, 1999. As of July 1, 1999, the Company issued 59,160 additional shares of Series D Convertible Preferred Stock to ePresence upon the conversion by ePresence of principal and interest of $443,699 under this facility. The additional dollar amount converted represented the actual amount of all of the principal and interest outstanding as of June 30, 1999, after giving effect to the estimate the Company made on June 30, 1999. This conversion was made by ePresence to put ePresence and CBS in the equity ownership position they would have been in had the actual amount of outstanding principal and interest at June 30, 1999 been known on June 30, 1999. The Company may not borrow any additional amounts under this facility.

L. RELATED PARTIES

  The Company and ePresence entered into a corporate services agreement dated November 1, 1996 under which ePresence's corporate staff provided certain administrative services, including financial and accounting and payroll advice, treasury, tax, and insurance services for which the Company paid ePresence a monthly fee based on the Company's headcount and the level of services provided by ePresence. Under a revised agreement dated March 7, 2000, ePresence continues to provide certain administrative, technical support, and equipment maintenance services for the Company. The fee is reviewed and adjusted periodically by mutual agreement of the parties. For these services, Switchboard was charged $195,128, $295,788, and $199,852 in 2000, 1999, and 1998,
respectively. Management believes that the service fees charged by ePresence are reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement extends for a period of three years and thereafter renews annually unless either party terminates the agreement with 90 days notice to the other.

  For additional items such as development of data processing systems and programs, legal support, support in financing and acquisition transactions, general executive and management services, and support for contract bidding, the Company is charged based on ePresence's labor costs for the employee performing the services. Further, the Company reimburses ePresence for its pro rata share of telephone, photocopying, postage, and employee benefit plan expenses. To date, the Company has not been charged for these services.

  The Company leases the space it occupies under an agreement with ePresence. The Company pays ePresence rent in an amount that is approximately equal to its pro rata share of ePresence's occupancy costs. The Company's share of ePresence's occupancy costs was $288,038, $195,156, and $172,501 in 2000, 1999 and 1998, respectively. Under a new sublease entered into in January 2001, the Company will continue to lease its primary facility from ePresence for a monthly base rent of $43,151.

  Certain directors of the Company hold positions as officers or directors of ePresence. The Chairman of the Board of Directors of the Company is also Chairman of the Board of Directors, President and Chief Executive Officer of ePresence. One director of the Company is Vice President and Chief Financial Officer of ePresence. Another director of the Company is also a director of ePresence.

M. VIACOM ADVERTISING, PROMOTION AND LICENSE AGREEMENT

  In 1999, the Company and Viacom Inc. ("Viacom", formerly CBS Corporation) consummated a number of agreements under which Viacom acquired a 35% equity stake in Switchboard, through the issuance of 7,468,560 shares of the Company's common stock and one share of Series E Special Voting Preferred Stock (Note Q). In exchange, the Company received $5,000,000 in cash and will receive advertising and promotional value over a term of seven years, across the full range of CBS media properties, as well as those of its radio and outdoor subsidiary, Infinity Broadcasting Corporation. As of December 31, 2000, Viacom owned 29.1% of the Company's issued and outstanding common stock. As part of the transactions, Viacom was also issued warrants to purchase up to an additional 1,066,937 shares of the Company's common stock at a per share exercise price of $1.00, which would increase its ownership position in the Company to 32.0%. Due to an adjustment resulting from the Company's issuance of shares of common stock to AOL in December 2000, these warrants are now exercisable at an exercise price of $0.96 per share. The warrants became exercisable by Viacom on March 7, 2000 and are not exercisable after March 7, 2002. The number of shares of common stock and warrants issued to Viacom are subject to adjustment in the event of certain future issuances of securities by the Company.

  The Advertising and Promotion Agreement dated as of June 30, 1999 and among the Company, ePresence and Viacom provides advertising with a future value of $95 million to the Company over a seven-year period, subject to one-year renewals upon the mutual written agreement of the Company, ePresence and Viacom. The net present value of the advertising has been recorded as a contribution receivable for the common stock issued. The contribution receivable will be reduced as the Company utilizes advertising based on the proportion of advertising provided to the total amount to be provided over the seven-year term. In connection with the Company's Directory Agreement with AOL (Note F), the Company's advertising credits were reduced by $250,000. Viacom is required to provide advertising and promotion services on an annual basis as follows:

CONTRACT YEAR ENDED JUNE 30,
----------------------------
         2000            $13.0 million
         2001            $12.8 million
         2002            $13.0 million
         2003            $14.0 million
         2004            $14.0 million
         2005            $14.0 million
         2006            $14.0 million

  The value of advertising provided will be based on the average paid unit price, excluding barter, for similar services provided to third parties during the month prior to the delivery of the advertising services. The Company may elect to defer to a subsequent contract year up to 35% of the advertising and promotional value, provided, however, that Viacom not be required to provide advertising and promotional value in excess of $18,900,000 in any given contract year.

  The Company is required to pay Viacom a 25% revenue share on the net advertising revenues derived from the sale of advertising displayed to Viacom users through the co-branded interfaces or vertical guides during the term of the agreement. Additionally, the Company is required to pay a 12% sales commission for advertising sold by Viacom on the Company's Web site, or on advertisements displayed to Viacom users through co-branded interfaces or vertical guides. Furthermore, after the expiration of the term of the license agreement, the Company will be required to pay Viacom a royalty of 25% of certain net revenue recognized by the Company during each calendar quarter after the expiration. The net revenue with respect to which a royalty is due will be calculated as gross operating revenue derived by the Company from the CBS.Switchboard.com and CBSSwitchboard.com Web site addresses, or traffic derived from such Web site addresses, reduced by royalties, commissions, and fees paid to Viacom and other third parties and applicable taxes and other expenses in generating that operating revenue. These costs will be accounted for as sales and marketing expenses when incurred.

In the event that the agreement is terminated by the Company for cause, as defined in the agreement, in lieu of performing the advertising and promotional obligations, Viacom may elect to pay in cash the difference between $95 million and the amount of promotional value provided to date. Viacom may pay the cash over the original term of the agreement or in a lump sum payment equal to the net present value of the amount due.

  ePresence has agreed to indemnify Viacom for breaches by the Company of representations, warranties, and covenants in the Advertising and Promotion Agreement. The indemnification obligations with respect to the covenants will expire upon the first to occur of: (i) the first business day after June 30, 2001 when ePresence owns or controls less than a majority of the Company's voting power; and (ii) the first business day after any person owns or controls more of the Company's voting power than ePresence does. The Company has agreed to indemnify ePresence for amounts that ePresence may be required to pay to Viacom pursuant to ePresence's indemnification obligations to Viacom.

  Viacom and the Company also entered into a License Agreement dated as of June 30, 1999 which provides a ten-year license, subject to extension, to the Company for the utilization of the CBS trademarks in identifying, marketing, and promoting the Company's Web site. If the Company terminates the agreement for cause, as defined in the agreement, Viacom must pay $3.5 million to the Company for each year remaining in the agreement at the date of termination.

  Additionally, ePresence issued a common stock purchase warrant to CBS on June 30, 1999, whereby CBS received warrants to purchase 250,000 shares of ePresence's common stock at $11.27 per share. The Company has recorded the fair value of the ePresence warrants based on the Black-Scholes model as a common stock issuance cost of $375,000.

N. COMMITMENTS AND CONTINGENCIES

The Company leases facilities and certain equipment under non-cancelable lease agreements which expire at various dates through March of 2005. Under these agreements, the Company is obligated to pay for utilities, taxes, insurance, and maintenance. Excluding rent paid to ePresence (Note L), the Company recorded rent expense of $100,437 in the year ended December 31, 2000. Prior to 2000, all rental expenses resulted from the Company's agreements with ePresence. The Company has also entered into certain license agreements, under which the Company is required to pay minimum royalty payments through December 2002. Additionally, the Company is subject to certain obligations under its Directory Agreement with AOL (Note F).

At December 31, 2000, future minimum lease payments under operating leases and license agreements with minimum terms exceeding one year and excluding any payments under the Directory Agreement with AOL are as follows:

         2001                           $1,266,222
         2002                            1,359,267
         2003                              178,684
         2004                              156,825
         2005                               38,809
       -------------------------------------------
         Total future minimum payments  $2,999,807
                                        ==========


O. INCOME TAXES

 The provision for income taxes consists of the following:

                                                            YEARS ENDED DECEMBER 31,
                                 -------------------------------------------------------------------------------
                                                 2000                         1999                         1998
                                          -----------                  -----------                    ---------
Deferred tax benefit                      $(7,599,000)                 $(2,926,000)                   $(772,000)
Valuation allowance                         7,599,000                    2,926,000                      772,000
                                          -----------                  -----------                    ---------
                                          $         -                  $         -                    $       -
                                          ===========                  ===========                    =========

 The Company's effective tax rate varied from the statutory rate as follows:

                                                            YEARS ENDED DECEMBER 31,
                                 ------------------------------------------------------------------------------
                                                    2000                       1999                       1998
                                                  ------                     ------                     ------
Federal income tax rate                           (34.0)%                    (34.0)%                    (34.0)%
State taxes                                        (6.5)%                     (5.0)%                     (2.2)%
Use of net operating losses by                        - %                      5.8 %                     21.9 %
 ePresence
Valuation allowance                                 40.2%                     33.2 %                     14.3 %
Other                                                0.3%                        - %                        - %
                                                  ------                     ------                     ------
                                                    0.0 %                      0.0 %                      0.0 %
                                                  ======                     ======                     ======

  Based on the Company's current financial status, realization of the Company's deferred tax assets is uncertain and, accordingly, a valuation allowance for the entire deferred tax asset amount has been recorded. The components of the net deferred tax asset (liability) and the related valuation allowance are as follows:



                                                                  DECEMBER 31,
                                           -----------------------------------------------------------
                                                                 2000                            1999
                                                         ------------                     -----------
Deferred tax assets:
Net operating loss carryforwards                         $ 11,502,000                     $ 5,718,000
Interest on contribution receivable                         1,068,000                               -
Write-off of technology                                       852,000                         668,000
Deferred revenue                                              324,000                          66,000
Research and development credits                              235,000                               -
Other                                                         254,000                         150,000
                                                         ------------                     -----------
                                                           14,235,000                       6,602,000
DEFERRED TAX LIABILITY:
Depreciation                                                  (34,000)                              -
                                                         ------------                     -----------

Less valuation allowance                                  (14,201,000)                     (6,602,000)
                                                         ------------                     -----------
Net deferred tax assets                                  $          -                     $         -
                                                         ============                     ===========


  As of December 31, 2000, the Company has federal and state net operating loss carryforwards of approximately $28,563,000, which begin to expire in 2011 and 2001, respectively.

  Ownership changes resulting from the Company's issuance of capital stock may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. The amount of annual limitation is determined based upon the Company's value immediately prior to the ownership change. Subsequent significant changes in ownership could further affect the limitation in the future.

P. COMMON STOCK AND COMMON STOCK WARRANTS

  In November 1997, the Company entered into a technology development and marketing agreement with a software provider. Under the terms of the agreement, the Company received certain rights in the technology of the software provider and certain services from the software provider to further develop the technology. Upon the initial delivery of the technology, the Company issued a warrant to purchase 300,000 shares of common stock at $2.00 per share. The warrants were fully vested at the issue date. The fair value of the warrant at the time of issuance was estimated to be $192,600 using the Black-Scholes model. The fair value was recorded as product development expense at the date of issuance, because the technology had not reached technological feasibility. In October 2000, the software provider exercised its warrant pursuant to a "net exercise" resulting in the issuance of 188,372 shares to the software provider.

  The software provider agreement provided for an additional issuance of equity in the Company upon delivery of the next release of the technology in accordance with jointly developed specifications, either in the form of a warrant for or shares of common stock. In May 1999, the Company issued 140,000 shares of common stock to the software provider upon acceptance of the technology by the Company. The Company capitalized $1,050,000, the fair value of its common stock on the date of issuance, as the technology had reached technological feasibility, and is amortizing that value over a two-year period.

  In March 1999, in connection with a co-branded Web site and linking agreement ("Web site Agreement") with a joint venture customer, the Company issued a series of warrants for 385,000 shares of common stock at $8.00 per share. At the execution of the Web site Agreement, warrants to purchase up to an aggregate of 233,750 shares of common stock vested immediately ("Initial Warrants"). The warrants for the remaining shares ("Additional Warrants") vested on

December 31, 1999. The value of the Initial Warrants was estimated to be $200,558 on the date of issuance using the Black-Scholes model and was amortized as sales and marketing expense over the nineteen-month term of the Web site Agreement. The value of the Additional Warrants was estimated to be $129,773 on the date of issuance using the Black-Scholes model. The value of the Additional Warrants was adjusted to market at each balance sheet date until December 31, 1999 and was amortized as sales and marketing expense over the nineteen-month term of the Web site Agreement. The Web site agreement expired in October 2000. As of December 31, 2000, 385,000 warrants remained outstanding, and the value of the Additional Warrants was fully amortized.

Q. PREFERRED STOCK

  A summary of redeemable convertible preferred stock activity for the years ended December 31, 2000, 1999 and 1998 is as follows:


                                       Series A Redeemable             Series C Redeemable
                                   Convertible Preferred Stock     Convertible Preferred Stock
                                -----------------------------------------------------------------

                                     Shares          Amount          Shares          Amount
                                  -------------  --------------  --------------  ---------------
Balance at December 31, 1997           750,000     $ 3,365,886
Accrued dividends for preferred                        292,500
 stockholders                          -------     -----------
Balance at December 31, 1998           750,000       3,658,386
Conversion of amounts due to                                         2,655,916     $ 10,623,664
 parent and convertible
 promissory notes
Accrued dividends for preferred                        315,000                          565,383
stockholders                          --------     -----------      ----------     ------------
Balance at December 31, 1999           750,000       3,973,386       2,655,916       11,189,047
Accrued dividends for preferred                         55,151                          195,264
 stockholders
Conversion of preferred stock         (750,000)     (4,028,537)     (2,655,916)     (11,384,311)
 into common stock                    --------     -----------      ----------     ------------
Balance at December 31, 2000                 -     $         -               -     $          -
                                      ========     ===========      ==========     ============

                                       Series D Redeemable
                                   Convertible Preferred Stock
                                ------------------------------

                                     Shares          Amount          Total
                                  -------------  --------------  -------------
Balance at December 31, 1997                                     $  3,365,886
Accrued dividends for preferred                                       292,500
 stockholders                                                    ------------
Balance at December 31, 1998                                        3,658,386
Conversion of amounts due to           146,505     $ 1,098,788     11,722,452
 parent and convertible
 promissory notes
Accrued dividends for preferred                         58,349        938,732
 stockholders                         --------     -----------   ------------
Balance at December 31, 1999           146,505       1,157,137     16,319,570
Accrued dividends for preferred                         20,200        270,615
 stockholders
Conversion of preferred stock         (146,505)     (1,177,337)   (16,590,185)
 into common stock                    --------     -----------   ------------
Balance at December 31, 2000                 -     $         -   $          -
                                      ========     ===========   ============


  In 1996, the Company issued 750,000 shares of Series A Convertible Preferred Stock, $0.01 par value per share ("Series A Preferred Stock"), at $4.00 per share for total consideration of $3,000,000. In 1999, the Company issued an aggregate of 2,655,916 shares of Series C Convertible Preferred Stock, $0.01 par value per share ("Series C Preferred Stock"), and an aggregate of 146,505 shares of Series D Convertible Preferred Stock, $0.01 par value per share ("Series D Preferred Stock"), upon the conversion of outstanding convertible promissory notes outstanding (Note K). Also in 1999, the Company issued one share of Series E Special Voting Preferred Stock, $0.01 par value per share ("Series E Preferred Stock"), to Viacom in connection with the Advertising and Promotion and License Agreements entered into between the Company and Viacom in June 1999 (Note M). The Company has never issued shares of Series B Convertible Preferred Stock, $0.01 par value per share.

  Effective as of the closing on March 7, 2000 of the Company's initial public offering of shares of its common stock, the outstanding shares of the Company's Series A Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock automatically converted into an aggregate of 3,552,421 shares of common stock. Also effective as of the closing of the Company's initial public offering of shares of its common stock, the Company amended and restated its Certificate of Incorporation. Under that Amended and Restated Certificate of Incorporation, the Company is authorized to issue 5,000,000 shares of Preferred Stock, $0.01 par value, of which one share is designated as Series E Preferred Stock. That one share remains issued and outstanding and held of record by Viacom.

  Other than the special voting rights described in the next paragraph, the share of Series E Preferred Stock has the rights, preferences, powers, privileges and restrictions of one share of the Company's common stock, $0.01 par value per share.

  The share of Series E Preferred Stock entitles Viacom to elect that number of directors to the Company's board of directors, rounded down, which equals Viacom's fully diluted percentage ownership of the Company, up to a maximum of the number of directors which would constitute a minority of the authorized number of members of the board. If Viacom's ownership percentage is zero, it may still elect one director, so long as the License Agreement between the Company and Viacom remains in effect.

  Viacom's right to elect directors will terminate upon the first to occur of:
(i) the date on which Viacom no longer owns any of the Company's securities and the License Agreement is no longer in effect; (ii) the date on which a competitor of the Company owns more than 30% of the Company's common stock, or securities representing more than 30% of the Company's voting power held by Viacom; and (iii) the date on which the share of Series E Preferred Stock is owned by a person other than Viacom or an entity controlling, controlled by or under common control with Viacom.

  Upon the termination of Viacom's special voting right, the share of Series E Preferred Stock will automatically convert into one share of the Company's common stock. Upon written request at any time prior to the termination of this voting right, Viacom may convert its share of Series E Preferred Stock to one share of common stock.

R. STOCK OPTION PLANS

  In November 2000, with its acquisition of Envenue, the Company adopted the 2000 Envenue Non-Statutory Stock Option Plan ("2000 Non-Statutory Option Plan"). A total of 446,000 shares of common stock have been reserved for issuance under the 2000 Non-Statutory Option Plan. As of December 31, 2000, options to purchase 446,000 shares have been granted under the 2000 Non-Statutory Option Plan.

  In October 1999, the Company adopted the 1999 Stock Incentive Plan (the "1999 Option Plan"). A total of 2,059,640 shares of common stock have been reserved for issuance under the 1999 Option Plan. As of December 31, 2000, options to purchase 467,130 shares were issued under the 1999 Option Plan.

  Switchboard also has the 1996 Stock Incentive Plan (the "1996 Option Plan"), which provides for the issuance of options to purchase 2,815,360 shares of Switchboard's common stock. As of December 31, 2000, options to purchase 2,815,360 shares were issued under the 1996 Option Plan.

  Generally, options under the 1996, 1999, and 2000 Non-Statutory Option Plans vest over four years and have a maximum term of ten years.

                                                                 Weighted Average
                                               Shares             Exercise Price
                                        ---------------------  --------------------
Outstanding at December 31, 1997                   1,007,000                  $1.15
Granted                                              522,875                   2.17
Exercised                                            (13,250)                  1.00
Canceled                                            (353,750)                  1.53
                                                   ---------                  -----
Outstanding at December 31, 1998                   1,162,875                   1.49
Granted                                            1,972,950                   8.67
Exercised                                            (42,124)                  1.87
Canceled                                            (142,101)                  2.66
                                                   ---------                  -----
Outstanding at December 31, 1999                   2,951,600                   6.23
Granted                                            1,005,730                   7.31
Exercised                                           (147,036)                  3.80
Canceled                                            (284,214)                  7.99
                                                   ---------                  -----
Outstanding at December 31, 2000                   3,526,080                  $6.50
                                                   =========                  =====

  As of December 31, 2000, 1,592,510 shares were available for grant under the 1999 Option Plan. There were no shares available for grant under the 1996 Option Plan or the 2000 Non-Statutory Plan.

 The following table summarizes information about the stock options at December 31, 2000:


                                               Options Outstanding            Options Vested and Exercisable
                                       -----------------------------------  -----------------------------------
Range of Exercise        Number        Weighted Average       Weighted        Number Vested        Weighted
 Prices                Outstanding         Remaining          Average        and Exercisable       Average
                                       Contractual Life    Exercise Price                       Exercise Price
$1.00 - $2.50                 857,900                6.4             $1.34            725,900             $1.20
$4.00 - $6.50                 511,500                9.9             $4.76                  -             $   -
$6.69 - $8.94                 569,050                8.8             $7.87             80,863             $8.24
$9.00 - $11.00              1,587,630                8.9             $9.35            353,334             $9.00
                            ---------                ---             -----          ---------             -----
      Total                 3,526,080                8.4             $6.50          1,160,097             $4.17
                            =========                                               =========

  Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 2000, 1999, and 1998, consistent with the provisions of SFAS 123, the Company's net loss and basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:

                                                                            Year Ended December 31,
                                             -------------------------------------------------------------------------------------
                                                         2000                         1999                        1998
                                                         ----                         ----                        ----
                                             As Reported     Pro Forma     As Reported    Pro Forma     As Reported    Pro Forma
                                             ------------   ------------   -----------   ------------   -----------   -----------
Net loss attributed to common stockholders   $(17,288,268)  $(23,129,949)  $(9,743,628)  $(11,775,751)  $(5,657,562)  $(5,944,629)
Basic and diluted loss per share             $      (0.75)  $      (1.01)  $     (0.89)  $      (1.08)  $     (0.81)  $     (0.85)

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in each of the following periods:

                                        Year Ended December 31,
                              --------------------------------------------
                                    2000           1999              1998
                                    ----           ----              ----
Dividend yield                         0%             0%                0%
Expected volatility                  100%            90%               90%
Risk free interest rate              6.2%          5.72%             5.48%
Expected lives                    4 years        5 years           6 years

  The weighted average grant date fair values using the Black-Scholes option-pricing model were $5.85, $6.87 and $1.66 during the years ended December 31, 2000, 1999, and 1998, respectively. The effects of applying SFAS 123 in this disclosure were not indicative of future amounts. Additional grants in future years are anticipated.

  In 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan allows for the issuance of 300,000 shares of the Company's common stock to eligible employees. Under the Purchase Plan, the Company is authorized to make a series of offerings during which employees may purchase shares of common stock through payroll deductions made over the term of the offering. The per-share purchase price at the end of each offering is equal to 85% of the fair market value of the common stock at the beginning or end of the offering period (as defined by the Purchase Plan), whichever is lower. As of December 31, 2000, 10,591 shares of common stock were issued under the Purchase Plan.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Switchboard Incorporated:

  In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity (deficit), and cash flows present fairly, in all material respects, the financial position of Switchboard Incorporated and its subsidiary at December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Switchboard's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 1, 2001

                            SELECTED FINANCIAL DATA
                 (amounts in thousands, except per share data)

                                                                                                            Period from
                                                                                                             Inception
                                                                                                            to December
                                                                                                            31, 1996
                                                          2000         1999           1998         1997     (UNAUDITED)
                                                        --------      -------       --------      -------   -----------
  STATEMENT OF OPERATIONS
-------------------------
    Total revenue                                       $ 20,310      $ 8,304       $  6,536      $   650       $    170

    Gross profit                                          16,261        6,334          5,229         (143)           141

    Operating loss                                       (20,415)      (8,656)        (4,961)      (5,333)        (1,530)

    Net loss attributable to common stockholders         (17,288)      (9,744)        (5,658)      (5,637)        (1,573)

    Basic and diluted net loss per share                $  (0.75)     $ (0.89)      $  (0.81)     $ (0.81)      $  (0.22)

BALANCE SHEET DATA:
-------------------
  Working capital                                       $ 79,291      $ 4,310       $    449      $    (6)      $  3,152
  Total assets                                            98,557       12,195          3,565        1,491          3,792
  Long term obligations                                    2,000            -          7,600        2,984            960
  Redeemable convertible preferred stock                       -       16,320          3,658        3,366          3,058
  Total stockholders' equity (deficit)                    90,730       (9,588)       (11,419)      (5,774)          (330)

SUPPLEMENTARY FINANCIAL INFORMATION
                                                         FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 (UNAUDITED)
2000 Quarters Ended                                   Mar 31,       JUN 30,       SEP 30,       DEC 31,         YEAR
-------------------                                 ------------   ----------   ------------   ----------   ------------
  Statement of operations
    Total revenue                                       $  3,818      $ 4,766       $  5,700      $ 6,026       $ 20,310

    Gross profit                                           2,902        3,717          4,717        4,925         16,261

    Operating loss                                        (7,181)      (3,607)        (3,994)      (5,633)       (20,415)

    Net loss attributable to common stockholders          (7,157)      (2,219)        (2,504)      (5,408)       (17,288)

    Basic and diluted net loss per share                $  (0.41)     $ (0.09)      $  (0.10)     $ (0.22)      $  (0.75)

    Stock prices:1
        High                                            $  44.25      $ 33.94       $   9.75      $  7.63       $  44.25
        Low                                             $  20.50      $  6.69       $   5.59      $  2.88       $   2.88

BALANCE SHEET DATA:
-------------------
  Working capital                                       $ 80,135      $88,987       $ 87,510      $79,291       $ 79,291
  Total assets                                            88,837       97,802         95,581       98,557         98,557
  Contribution receivable                                 60,212       58,399         57,448       54,204         54,204
  Total stockholders' equity                              82,397       91,162         89,606       90,730         90,730


1999 QUARTERS ENDED                                   Mar 31,       JUN 30,       SEP 30,       DEC 31,         YEAR
-------------------                                 ------------   ----------   ------------   ----------   ------------
  Statement of operations
    Total revenue                                       $  1,128      $ 1,850       $  2,286      $ 3,040       $  8,304

    Gross profit                                           1,051        1,521          1,672        2,090          6,334

    Operating loss                                          (468)        (637)        (1,711)      (5,840)        (8,656)

    Net loss attributable to common stockholders            (659)        (814)        (2,063)      (6,208)        (9,744)

    Basic and diluted net loss per share                $  (0.09)     $ (0.11)      $  (0.14)     $ (0.42)      $  (0.89)

BALANCE SHEET DATA:
-------------------
  Working capital                                       $  1,038      $ 6,020       $  4,582      $ 4,310       $  4,310
  Total assets                                             4,649       11,126         10,906       12,195         12,195
  Contribution receivable                                      -       70,312         70,234       66,243         66,243
  Total stockholders' deficit                            (12,059)      (7,655)        (9,238)      (9,588)        (9,588)


1. The Company's common stock is currently quoted on the Nasdaq National Market under the symbol "SWBD". The common stock prices are based on the Nasdaq National Market Daily closing stock price. As of March 22, 2001, there were 59 holders of record of our common stock. This number does not include stockholders who hold their shares in "street name" or through broker or nominee accounts. We have never paid cash dividends on our common stock. We intend to retain earnings for use in our business and, therefore, do not anticipate paying any cash dividends on our common stock in the foreseeable future.